    As filed with the Securities and Exchange Commission on August 9, 2001

                                                      Registration No. 333-43642
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             REGISTRATION STATEMENT


                               Post-Effective No. 1 to


                                   FORM SB-2


                                      UNDER
                           THE SECURITIES ACT OF 1933


                         HUGO INTERNATIONAL TELECOM INC.
                 (Name of Small Business Issuer in its charter)

                Delaware                                  4812                            98-0226479
    (State or Other Jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
     Incorporation or Organization)           Classification Code Number)             Identification No.)

                                6 WATERSIDE DRIVE
                     LANGLEY BUSINESS PARK, LANGLEY SLOUGH,
                        BERKSHIRE SL3 6EZ UNITED KINGDOM
                               011-44-1753-542-828
             (Address and telephone number of principal executive offices and principal place of business)

                                 DAVID W. FODEN
                                    PRESIDENT
                        HUGO INTERNATIONAL TELECOM, INC.
                                6 WATERSIDE DRIVE
                     LANGLEY BUSINESS PARK, LANGLEY SLOUGH,
                        BERKSHIRE SL3 6EZ UNITED KINGDOM
                                 011-44-1753-542-828
            (Name, address and telephone number of agent for service)

                                    COPY TO:

                              PAUL J. POLLOCK, ESQ.
                        PIPER MARBURY RUDNICK & Wolfe LLP
                           1251 Avenue of the Americas
                               New York, NY 10020
                                 (212) 835-6000
                             Fax No.: (212) 835-6001

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                        CALCULATION OF REGISTRATION FEE

 Title of Each  Class of             Amount to  be       Proposed Maximum                Proposed Maximum              Amount of
 Securities to be Registered         Registered         Offering  Price Per Share (1)  Aggregate Offering Price    Registration Fee
Common  Shares, par value
$.0001 per  share                     9,626,480                                                                        $5280

(1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 9,626,480 multiplied by $1.00, which was the most recent sales price (rounded to the nearest cent) for shares of our common stock issued in a private placement.



THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                        HUGO INTERNATIONAL TELECOM, INC.

                        9,626,480 SHARES OF COMMON STOCK

                        --------------------------------

         This prospectus relates to the sale of up to an aggregate of 9,626,480 shares of our common stock, which may be offered for sale from time to time by the selling stockholders listed on page 43.

         This prospectus covers the sale of up to 6% of the shares owned by David W. Foden and 10% of the shares owned by Michael Christmas, both of who are officers and directors.

         This prospectus is filed to comply with our undertaking to register shares of our common stock issued in recent private placements.

         We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders.

         We have been advised that the selling stockholders intend to sell the shares at various times for their own account in the open market at the then prevailing prices or in individually negotiated transactions at such prices as may be agreed upon. The selling stockholders will bear all expenses with respect to the offering and sale of shares owned by them except the costs associated with this registration of their shares under the Securities Act and the preparation and printing of this prospectus.


         Our common stock is quoted on the OTCBB under the symbol "HGOI". On August 3, 2001, the last sale price for our common stock was $2.95.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN HUGO AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.
                         ---------------------------

                              SUBJECT TO COMPLETION

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ---------------------------


                 THE DATE OF THIS PROSPECTUS IS AUGUST 9, 2001.


                         --------------------------

                                TABLE OF CONTENTS


                                                                                                                PAGE
     CONTENTS.....................................................................................................2

     PROSPECTUS SUMMARY...........................................................................................3

     RISK FACTORS.................................................................................................7

     USE OF PROCEEDS.............................................................................................18

     MARKET FOR COMMON EQUITY AND DIVIDEND POLICY................................................................18

     CAPITALIZATION SCHEDULE.....................................................................................19

     MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................................20

     DESCRIPTION OF BUSINESS.....................................................................................27

     MANAGEMENT..................................................................................................38

     DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES.................................................................................................40

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................41

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................................42

     DESCRIPTION OF SECURITIES...................................................................................42

     SELLING STOCKHOLDERS........................................................................................43

     PLAN OF DISTRIBUTION........................................................................................45

     LEGAL MATTERS...............................................................................................45

     EXPERTS.....................................................................................................46

     WHERE YOU CAN GET MORE INFORMATION..........................................................................46

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us.
Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                  OUR BUSINESS

         Hugo International Telecom, Inc.'s operations commenced in 1992. We provide radio and data communications solutions and telephone airtime access to business customers primarily in the United Kingdom. Our expertise and broad range of distribution of various mobile and data communications equipment and technology, allows us to be a single-source provider of mobile and data communications, network design, equipment sales, installation and systems integration, consulting and maintenance to businesses and government agencies.

         Hugo supplies four main product offerings:

         - RADIO COMMUNICATIONS EQUIPMENT AND SYSTEMS
           - includes complex private mobile radio and public access mobile radio systems that, among other features, provide instant call set-up communications for workgroups.

         - MOBILE COMMUNICATION SYSTEMS VIA GSM AND TETRA DIGITAL NETWORKS
           - includes a range of GSM mobile phones that operate under the European Standard for mobile technology. This technology is currently being upgraded to enable the mobile user to transfer data at 64 kilobits/sec (a 6 times increase in speed) and to maintain a virtual connection to a centrally based computer or network, accessing and transferring data as and when needed.

           - Tetra (Terrestrial Trunked Radio Access) is the only digital mobile radio technology that has been accepted throughout Europe. It combines the benefits of cellular telephony, public access mobile radio, virtual connection and instant ability to access/transfer data.

         - TRACKING SYSTEMS AND COMPLEX MOBILE DATA APPLICATIONS
           - flexible sophisticated tracking systems provide, among other features, security for customers' valuable assets and can define the need for human action to maintain an optimal level of service. Our systems are employed to track vehicles (security and location), report vending machine stock levels, as metering devices, remote sensors and alarms (can define when security or repair action is required).

           - we tailor complex data applications that allow mobile office users, while in the United Kingdom or abroad, to access their company's Intranet, databases, receive and transmit information with full video capability.

         - PABX TELEPHONE SWITCHES AND DECT SYSTEMS
           - our solution to the need for mobile communication within the workplace. The switch allows digitally enhanced cordless phones to be linked through a company's main switchboard. The in office user has the advantage of mobility within the work environment along with a PABX system that provides the latest telephone technology features.

         We believe that technology advances in radio, fixed telephone and cellular telephone systems has created enormous opportunities in business communications. Our expertise and added value comes from our ability to integrate and build complex communication systems from products currently available from vendors. We are building innovative solutions to the applications required by businesses to improve their customer service levels and control their communications costs.



         OUR HISTORY OF OPERATING LOSSES

            We incurred net losses of $905,969 for the year ended December 31, 2000, and $101,842 for the three months ended March 31, 2001, resulting in an accumulated deficit of $1,461,659 for the period ended March 31, 2001. We expect to continue operating at a net loss through the end of 2001 as we incur costs related to sales and marketing, product development and administrative expenses.


         OUR PRINCIPAL STOCKHOLDER IS ALSO OUR CHIEF EXECUTIVE OFFICER, SERVES ON OUR BOARD OF DIRECTORS AND MAY HAVE INTERESTS THAT ARE IN CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS

            David W. Foden, our controlling stockholder, serves as chief executive officer and a director of Hugo. A conflict may arise if our board of directors considers taking significant corporate actions that Mr. Foden may oppose. Currently, there are no known potential conflicts of interest arising as a result of Mr. Foden's stock ownership or his roles as chief executive officer and director of Hugo. Under Delaware General Corporation Law, as a director, Mr. Foden owes a duty of loyalty to Hugo. If a conflict of interest were to arise, however, there are certain provisions of our Certificate of Incorporation and By-laws that may protect Mr. Foden in his roles of officer and director as long as he acts in good faith. For a description of these provisions, please see "Indemnification of Directors and Officers".

         WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE IN ORDER TO CONTINUE AS A GOING CONCERN


              At March 31, 2001, we have a net working capital deficiency of approximately $607,000. This raises substantial doubt about our ability to continue as a going concern. We may not be able to meet our working capital and other cash requirements with cash derived from operations or short-term receivables and as a result may require additional financing.


         Our executive offices are located at 6 Waterside Drive, Langley Business Park, Langley Slough, Berkshire SL3 6EZ United Kingdom, and our telephone number is 011-44-1753-542-828.


         We will not receive any proceeds from the sale of our common stock by the selling stockholders listed in the table on page 43.

         Investing in our common stock is speculative and involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on Page 7.

                                 THE OFFERING

Shares offered by the selling stockholders......................................  9,626,480 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information is taken from our Consolidated Financial Statements included elsewhere in this prospectus and should be read along with the Consolidated Financial Statements and the related Notes.

         Income Statement Data:

                                                       Years ended                   Three Months
                                                       December 31,                 Ended March 31,
                                                       ------------                 ---------------
                                                  1999            2000           2000           2001
                                                  ----            ----           ----           ----
Net Revenue                                     5,094,575       5,516,242      1,324,679      1,583,184
Operating Expenses                              1,827,442       2,748,362        670,653        672,481
Interest Expense                                   75,159         125,780         41,787         27,819
Net Loss Available to Common Stockholders       (191,675)       (905,969)      (205,404)      (101,842)
Net Loss per Share of Common Stock                  (.01)           (.04)          (.01)          (.01)
Average Number of shares                       15,000,100      19,032,329     15,054,945     20,500,000


         Balance Sheet Data:

                                                       March 31, 2001     March 31, 2000
                                                       --------------     --------------
Total Assets                                             2,906,401           2,767,914

Cash and Cash Equivalents                                   69,769             175,604

Long-Term Debt                                             557,245             384,921

Working Capital                                           (606,903)           (540,361)

Stockholders' Equity (Deficit)                            (219,047)            318,394

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.



WE EXPECT NET LOSSES TO OCCUR THROUGH AT LEAST 2000


         We incurred net losses in 1999 of $191,675 and in 2000 of $905,969, and we expect to continue experiencing losses through at least the end of the year 2001. Because we expect to continue to incur significant product development, sales and marketing, and administrative expenses, we will need to generate significant revenues to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals. To the extent that increases in operating expenses are not matched by increased revenue, our business, operating results and financial condition will be harmed.


WE WILL LIKELY NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN

         To date, we have had insufficient revenues to satisfy our ongoing expenses of operation and we have been funded, in part, by loans from David W. Foden our controlling stockholder. Due to our history of losses, we cannot assure you that we will ever be profitable. If we do not become profitable or obtain additional financing, we will be unable to continue our current level of operations and fully implement our growth objectives outlined in our business plan. As a result, we cannot assure you we will have adequate capital to implement future expansion and enhancement of our communications systems, to maintain our current level of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and acquisition plans, which could have an negative effect on us and on the value of our common stock. See "Management's Discussion and Analysis or Plan of Operations" and "Accountants Reports" for a more detailed discussion of our losses, sources of funds for operations and other financial information and "Description of Business" for a more detailed discussion of our growth objectives.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING

         We currently have no legally binding commitments or understandings with any third parties to obtain any additional financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times we may require the financing, or if we do obtain any financing that it would be on acceptable terms. Moreover, our access to additional funds may be limited by:

           - market conditions affecting the business communications industry; and


           - specific factors affecting our attractiveness as a borrower or an investment vehicle including:

           - the potential commercial opportunities and risks associated with implementation of our business plan;

           -          the market's perception of our performance and assets; and


           - the actual amount of cash we need to pursue our business strategy.









BECAUSE OUR COMMON STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, IS LIKELY TO BE HIGHLY VOLATILE, THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER THAN YOU EXPECTED



         The market price of our common stock is likely to be highly volatile, because the stock market in general, and the market for technology companies in particular, have experienced significant volume and price fluctuations. You may not be able to resell your shares following periods of volatility because of the market's negative reaction to that volatility. The trading prices of many technology companies' stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. However, during the same period, these companies' stocks have also been highly volatile and several companies' stocks have recorded lows well below their historical highs. These factors may significantly and negatively affect the price of our common stock, regardless of our operating performance.


BECAUSE OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, WE MAY NOT MEET EXPECTATIONS OF INVESTORS AND ANALYSTS AND OUR STOCK PRICE, IF A MARKET IS ESTABLISHED, MAY DECLINE

         If our operating results do not meet expectations of investors and analysts in a particular quarter, the price of our common stock could decline. The rapidly evolving business communications market makes it difficult to predict our operating results. Our operating results depend on a variety of factors, including the following:

           - continued growth in the use and quality of wireless communications products;

           -          the rate at which we are able to acquire new customers;

           -          introduction of new vehicle and asset tracking solutions;
           - changes in our revenue arrangements with wireless network operators;

           -          timing of introduction of new products and services;

           - changes in pricing policies and product offerings by us or our competitors;

           - costs associated with advertising, marketing and promotional efforts to acquire customers; and

           - capital expenditures and other costs and expenses related to improving our business, expanding our operations and adapting to new technologies and changes in customer preferences.

         In addition, our operating expenses are based on our expectations of the future demand for our products and services. Moreover, we frequently will incur expenses in connection with integration and offering of products and services, which are likely to be incurred well in advance of related revenues. We may be unable to adjust spending quickly enough to offset any unexpected demand shortfall or delay in offering our products and services. As a result, our operating results are likely to fluctuate from period to period.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE US


         Because we have recently shifted our focus significantly in order to take advantage of advances in wireless communications technology, we should be viewed as an early stage enterprise notwithstanding the fact that we have been engaged in business operations for approximately nine years. We expect to spend significant resources on expanding our products and services and promoting our brand name for the foreseeable future. We face a number of risks encountered by early stage companies in the wireless data and equipment communications industry, including:


- the uncertainty of market acceptance of our new products and services;

- our substantial dependence on products with only limited market acceptance to date;

- our need to introduce reliable and robust products that meet the demanding needs of mobile individuals, wireless network operators, Internet media networks, corporate enterprises and wireless handset manufacturers;

- our need to expand our product development, marketing, sales, consulting and support organizations, as well as our distribution channels; and

-          our ability to anticipate and respond to market competition.

BECAUSE WE OPERATE IN A NEW AND RAPIDLY DEVELOPING MARKET, OUR FUTURE PROFITABILITY IS UNCERTAIN


         Although we were founded in 1992, increased growth in digital wireless capabilities has occurred fairly recently and, as a result, the focus of our business has changed significantly. Due to changes in technology and the emergence of digital communications networks, our business has expanded from providing radio communications systems to providing complete mobile and wireless data communications solutions. As a result, we face a number of risks encountered by companies in the rapidly evolving wireless data communications market and when making your investment decision, you should consider the risks, expenses and difficulties that we may encounter or incur in a new and rapidly evolving market. Our business strategy may not be successful, and we may not successfully address these risks.

         We may be unable to anticipate and adapt in a timely manner to technological changes.

         New products and technologies will emerge and existing products and technologies will further develop. We cannot predict the effect of these technological changes on our business. While changes in technology can create new demand for products and services that we may provide, these new products and technologies may reduce the demand in the future for products and services that we currently offer. Alternately, such changes in technology may be made available to us for sale or distribution. As a result, our most significant competitors in the future may be new entrants to our markets with access to new technology and products, who would not be burdened by a technical personnel base familiar with older technology and equipment. Although we are constantly training our personnel on the latest technologies and equipment, it may be cost prohibitive for us to retrain personnel on an entirely new hardware/software platform. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.


         An increase in market competition could have a negative impact on our business.

         Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. This increase in competition could lead to price reductions, decreased sales-volume, under-utilization of employees, reduced operating margins and loss of market share. There can be no assurance that we will be able to successfully compete for customers in our targeted markets.

         Our failure to maintain and enhance our competitive position could seriously harm our business and operating results. We encounter current or potential competition from a number of sources, including:

           -          Equipment manufacturers

           -          Equipment distributors

           -          Network integrators

         See "Competition" for a more detailed discussion of competition in our targeted markets.

WE FACE COMPETITION FROM ESTABLISHED COMPETITORS

         Many of our competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition. As a result, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Some of our competitors have longer operating histories and greater overall resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do.



BECAUSE WE HAVE NON-EXCLUSIVE AGREEMENTS WITH BT CELLNET, MOTOROLA AND KENWOOD WHICH SUPPLY US WITH TECHNOLOGY AND EQUIPMENT, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS



         Our existing agreements with the companies that supply a significant portion of our equipment and technology are non-exclusive. All of these suppliers have established relationships with our competitors. If our competitors were able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects would suffer.



BT CELLNET, DOLPHIN, MOTOROLA AND KENWOOD MAY BECOME OUR COMPETITORS



         The companies that supply our equipment and technology could become our competitors by offering the same or similar equipment and services directly to our targeted markets. These companies are substantially larger, more established than Hugo and have access to greater financial, technical, and marketing resources. If these companies began competing directly with us, our business and growth prospects would suffer.



DOLPHIN, OUR DIGITAL MOBILE RADIO TECHNOLOGY PROVIDER, MAY CEASE TO CONDUCT BUSINESS



     On July 27, 2001, Telesystems International Wireless Inc., the parent company of Dolphin, announced that Dolphin had voluntarily sought protection from its creditors under the United Kingdom bankruptcy laws. On August 1, 2001, Administrators were appointed to assist in the restructuring of Dolphin's business and our service provider agreement was terminated automatically as a result. We currently do not have authorization to enlist new Dolphin subscribers. Dolphin has assured us, however, that they will continue to provide services to us and our existing customers. Dolphin is our sole supplier of digital mobile radio technology. As a result, we may experience a temporary or permanent disruption of the digital mobile radio services that we provide our customers. We may not be able to replace or supplement these services on a timely basis or at all. If that were to happen it could disrupt our business and hurt our revenues and results of operations.


OUR ABILITY TO COMPETE BASED ON THE PRICE OF OUR PRODUCTS AND SERVICE OFFERINGS WILL BE LIMITED


         Factors affecting our ability to provide competitive pricing in our targeted markets include the following:

         - Some of our competitors are financially stronger than we are, which allows them to price their service packages at levels below those that we can or are willing to match.

         - Our equipment may be more expensive than some competitors, which may negatively affect our growth and operating results.

WE MAY FACE CONTINUING PRESSURE TO REDUCE PRICES, WHICH COULD NEGATIVELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.

         Our technology and equipment are sourced from leading suppliers in each segment of our targeted markets so that we can have the best of breed products in each market. The competitiveness of the pricing of these products is therefore dependent on the choice of the product supplier.

         Over the past several years, as the number of wireless communications service and product providers in our market areas has increased, our competitors' prices in these markets have generally decreased. We may encounter further market pressures to:

         -    reduce our digital mobile communications products offering prices;

         - respond to particular short term, market specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market; or

         - reduce prices if BT Cellnet and Dolphin generally continue to reduce the prices charged to their customers.


WE CANNOT PREDICT WHETHER DEMAND FOR OUR PRODUCTS AND SERVICES WILL CONTINUE TO DEVELOP, PARTICULARLY AT THE VOLUME OR PRICES THAT WE NEED TO BECOME CASH FLOW POSITIVE.

         Although wireless and mobile device usage is growing rapidly, we cannot be certain that this growth will continue in its present form, or at all. We believe our success ultimately will depend upon, among other things, our ability to:

         - increase awareness of Hugo's brand and the availability of our products and services;

         - continue to attract and develop relationships with wireless data communications; technology and equipment providers; and

         -    continue to attract and retain customers.

IF WIRELESS AND MOBILE DEVICES MARKETED BY US ARE NOT WIDELY ACCEPTED BY BUSINESSES TO ADDRESS THEIR COMMUNICATIONS NEEDS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our future success depends, in part, on the acceptance of the wireless and mobile devices we market by businesses to address their communications needs. We cannot assure you that wireless and mobile users will accept the use of handheld devices to receive data and services essential to their business operations. Most businesses currently use computers to access the Internet and remotely retrieve real-time information and e-mail. Computers are generally designed for the visual presentation of data, while, historically, wireless devices have been limited to messaging by letters, numbers and a limited number of symbols.

IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP OUR PRODUCTS AND SERVICES, WE MAY NOT ACHIEVE PROFITABILITY

         In order to become profitable, we need to maintain and improve our current products and services and to develop or license new ones on a timely basis. If we cannot effectively maintain, improve and develop products and services we may not be able to recover our fixed costs or otherwise become profitable. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes, evolving industry standards or customer needs and trends on a timely basis. Because of the complexities inherent in our offerings, major new wireless data services, applications, business communications systems and service enhancements may require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products, services and service enhancements. These new products, services and service enhancements may not achieve market acceptance or our competitors may develop alternative technologies that gain broader market acceptance than our products and services.

IF OUR NEW WIRELESS COMMUNICATIONS TECHNOLOGY DOES NOT PERFORM IN A MANNER THAT MEETS CUSTOMER EXPECTATIONS, WE WILL BE UNABLE TO ATTRACT AND RETAIN CUSTOMERS

         Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of transmissions on our communications systems. If we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit our ability to expand the coverage or capacity as currently planned, or if these issues were to place us at a competitive disadvantage to other wireless communications equipment and service providers in our markets, we may have difficulty attracting and retaining customers.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES

         We may not be successful in developing and marketing, on a timely and cost-effective basis, new products and services that respond to technological changes, evolving industry standards or changing customer and supplier requirements. The market for business communications is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our products and services must also be compatible with a variety of communications networks Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

         -    effectively use and integrate new wireless and data technologies;

         -    continue to develop our technical expertise;

         -    enhance our wireless data, engineering and system design services;

         -    develop applications to suit business customer needs; and

         - influence and respond to emerging industry standards and other changes.

BECAUSE THE ADOPTION CYCLE FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS WHO BUY OUR PRODUCTS AND SERVICES MAY BE LONG, OUR STOCK PRICE COULD DECLINE IF REVENUES ARE DELAYED

         We cannot predict the rate of adoption by government agencies and business customers of our products and services or the price they may be willing to pay for our products and services in the future. This may cause a delay in revenue realization and negatively affect our operating performance. Also, fluctuations in our operating performance are exacerbated by the length of time between our first contact with a potential customer and the first revenue from sales of products and/or services to such customer. If our operating performance does not meet investor expectations as a result of these delays, our stock price and the value of your investment may decline.

WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS

         If we fail to generate repeat and expanded business from our current customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of maintenance and support fees we receive in any period, which constitutes a substantial portion of our revenues, depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future service revenues. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly negatively affected.

CONCERNS ABOUT HEALTH RISKS RELATING TO THE USE OF WIRELESS COMMUNICATIONS DEVICES MAY AFFECT OUR PROSPECTS AND THE VALUE OF YOUR INVESTMENTS


         Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations, and additional studies are ongoing. The actual or perceived risk of wireless communications devices could negatively affect us through a reduced customer growth rate, a reduction in customers, reduced network usage per customer or through reduced financing available to the mobile communications industry.


WE DEPEND UPON THIRD-PARTY DISTRIBUTION RELATIONSHIPS

         We have a limited number of distributorship agreements and we may not be able to increase our number of distribution relationships in the future or maintain existing relationships or obtain rights to new product offerings. Currently, our distributorship agreements authorize us to act as a distributor of communications products and technology for various vendors, including:

         -    BT Cellnet



         -    Motorola

         -    Kenwood




         Our current agreements with these suppliers do not prevent them from doing business with others, and we cannot guarantee that we will continue to receive the volume of products that we need at all times. Periodically, these distribution agreements expire and must be renegotiated in order to continue distributing each vendor's products at competitive prices. Certain of our distribution agreements are merely oral contracts that may be terminated by either party at will. This is also true of certain of our written contracts. As a result, we cannot be certain that any vendor with whom we do business will elect to continue their relationship with us in the future on substantially the same terms and conditions. We believe that an interruption, or substantial changes in our distribution relationships, particularly with BT Cellnet or Dolphin, could have a significant negative effect on our business, operating results and/or financial condition.

BECAUSE WE DEPEND UPON WIRELESS NETWORKS FOR ACCESS TO SUFFICIENT CAPACITY AND LEVEL OF SERVICE QUALITY, WE MAY BE UNABLE TO DELIVER OUR PRODUCTS AND SERVICES TO OUR USER BASE AND REVENUE COULD DECREASE


         Our ability to grow and achieve profitability depends in part on our ability to access sufficient capacity on the networks of wireless carriers such as BT Cellnet and Dolphin and on the reliability and security of their systems. The airtime purchased by our customers is provided by transmission services of these third parties. We depend on these companies to provide uninterrupted and quality service and would not be able to service our mobile phone users' needs if our wireless network operators fail to provide the required capacity or level of service.


DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS


         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including David W. Foden, Chairman and Chief Executive Officer and Michael Christmas, Chief Financial Officer. Currently, we maintain key man life insurance solely on David
W. Foden.


IF WE LOSE KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY EXPERIENCE DELAYS IN OUR PRODUCT DEVELOPMENT AND OUR GROWTH PROSPECTS


         Our growth and success also depends on our ability to attract, hire and retain additional highly qualified management, technical, marketing and sales personnel. These individuals are in high demand and we may not be able to attract the staff we need. The hiring process is intensely competitive, time consuming and may divert the attention of our management from our operations. Competitors and others have in the past, and may in the future, attempt to recruit our employees. If we lose the services of any of our senior management or key technical personnel, or if we fail to continue to attract qualified personnel, our business could suffer.


WE MAY BE UNABLE TO HIRE THE NECESSARY PERSONNEL TO EXPAND OUR MARKETING AND SALES OPERATIONS.

         We need to expand our marketing and direct sales operations in order to increase market awareness of our product and service offerings and generate increased revenue. We cannot be certain that we will be able to expand our marketing staff and sales force or that the cost of establishing such a marketing staff or sales force will not exceed our revenues. Competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. In addition, we will require personnel with experience marketing products on a broad basis to a large number of potential customers, an area in which we currently have limited experience. New hires require extensive training and typically take at least six months to achieve full productivity.


BECAUSE OUR BUSINESS HAS GROWN RAPIDLY, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH

         Our growth has placed, and any further growth is likely to continue to place, considerable strain on our management team and other personnel, our internal accounting and management information systems and the third-party systems on which we depend. If we fail to manage our growth effectively our business will be negatively affected. Our growth plans are likely to continue to place a significant strain on our personnel, and we believe that our current accounting and management information systems are inadequate to handle our anticipated growth. We are actively attempting to hire new employees to help us manage our growth, and we are evaluating supplementing or replacing our accounting and other systems to enable us to manage our expansion. Our failure to hire additional personnel or to improve our systems increases the risk that we will not be able to achieve our growth objectives or, if achieved, we will not be able to manage our operations effectively.

IF WE ACQUIRE OR INVEST IN ANOTHER COMPANY, THIS MAY DISRUPT OUR BUSINESS OR DISTRACT OUR MANAGEMENT

         We have limited experience in acquiring businesses, technologies, services or products. From time to time, we engage in discussions and negotiations with companies regarding our acquiring or investing in these companies' businesses, products, services or technologies. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, products, services, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and negatively affect our results of operations. Also, we may have to take on additional debt or issue stock to pay for any future acquisitions. If we issue stock, it may dilute the stockholdings of our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any significant investment or acquisition transaction.

WE ARE CONTROLLED BY OUR DIRECTORS AND OFFICERS


         As of August 1, 2001, our current directors and officers beneficially own approximately 53% of our outstanding common stock. Upon completion of the offering, the directors and officers will continue to beneficially own approximately 53% of our common stock. As a result, our current directors and officers will continue to exercise control over the affairs of Hugo, including the ability to elect directors and determine the outcome of votes by our stockholders on all corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.

SINCE WE OPERATE IN A REGULATED INDUSTRY, WE MAY BE NEGATIVELY AFFECTED BY GOVERNMENTAL REGULATION

         There are an increasing number of laws and regulations pertaining to wireless telephony and the Internet under consideration in the United Kingdom and elsewhere. Our wireless technology and equipment suppliers are subject to regulation by governmental agencies and regulations that affect them and as a result Hugo, could increase our costs or reduce our ability to continue distributing our suppliers' products and services.

BECAUSE WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS ,WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY

         If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.

BECAUSE WE MAY NOT BE ABLE TO AVOID CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS, WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY

         Although we have taken steps to avoid infringement claims from others, these measures may not be adequate to prevent others from claiming that we violated their patents, other trademarks or other proprietary rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages.


BECAUSE WE INTEND TO EXPAND INTERNATIONALLY, WE WILL BE SUBJECT TO RISKS OF CONDUCTING BUSINESS IN FOREIGN COUNTRIES


         If, as we anticipate, we expand our operations outside of the United Kingdom, we will be subject to the risks of conducting business in foreign countries, including:

         - our inability to adapt our products and services to local cultural traits, customs and mobile user preferences,

         - our inability to locate qualified local employees, partners and suppliers,

         - the potential burdens of complying with a variety of foreign laws, trade standards and regulatory requirements, including the regulation of wireless communications and products and the uncertainty regarding liability for information retrieved and replicated in foreign countries;

         - geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships;

         - political, economic and social conditions in the foreign countries where we conduct operations;

         -    currency risks and exchange controls;

         -    potential inflation in the applicable foreign economies;

         -    the impact of import duties on the cost or prices of equipment;

         - foreign taxation of earnings and payments received by us from our subsidiaries and affiliates; and

         - regulatory changes affecting the telecommunications industry and wireless communications.

         We cannot be certain that the risks associated with our anticipated foreign operations will not negatively affect our operating results or prospects, particularly as these operations expand in scope, scale and significance.



                                USE OF PROCEEDS

         We will not receive any of the proceeds of this offering.

         We incurred expenses of $364,074 in connection with this registration. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.

                  MARKET FOR COMMON EQUITY AND DIVIDEND POLICY

         On March 15, 2001, our common stock was approved for trading on the Nasdaq OTC Bulletin Board under the trading symbol "HGOI." The following table sets forth, for the periods indicated, the range of the high and low bid quotations (as reported by Nasdaq). The bid quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:


PERIOD                                               HIGH          LOW
------                                               ----          ----
Fiscal Year 2001
First Quarter (as of March 15, 2001)                 3.25          3.25
Second Quarter                                       5.60          3.25
Third Quarter (through August 3, 2001)               4.93          3.35


As of August 1, 2001, there are approximately 313 holders of record of our common stock.

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                             CAPITALIZATION SCHEDULE

                          PERIOD ENDED MARCH 31, 2001

The following table details the capitalization of Hugo as of March 31, 2001 and is adjusted to give effect to the sale of additional shares by Hugo following March 31, 2001:

                                                                                       Pro Forma
                                                                                      Adjustments         As Adjusted
                                                                                      For Sale of         For Sale of
                                                                                       Additional          Additional
                                                                       Actual            Shares              Shares
                                                                       ------            ------              ------

Long-term debt                                                       $   557,245                           $   557,245
                                                                     -----------                           -----------

Stockholders' equity:
    Preferred stock; $.0001 par value; 1,000,000
        shares authorized; zero shares issued
        and outstanding at March 31, 2001;
        90,000 shares issued and outstanding
        after sale of additional shares                                        0                9                    9
    Common stock; $.0001 par value; 50,000,000
        shares authorized; 20,500,000 shares
        issued and outstanding at March 31, 2001
        and after additional sale of shares                                2,050      $                          2,050
    Additional paid-in capital                                         1,207,386          449,991(1)         1,657,377
                                                                                      -----------
    Accumulated other comprehensive income                                34,717                                34,717
    Accumulated deficit                                               (1,461,659)                           (1,461,659)
    Stock subscriptions receivable                                        (1,541)                               (1,541)
                                                                     -----------                           -----------
Total stockholder's equity (deficit)                                    (219,047)                              230,953
                                                                     -----------                           -----------

Total capitalization                                                 $   338,198                           $   788,198
                                                                     ===========                           ===========

(1) To record the net proceeds to the Company from the sale of 90,000 shares of Series A Convertible Preferred Stock following March 31, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Hugo's results of operations and financial condition. The discussion should be read together with our audited consolidated financial statements and notes included elsewhere in this prospectus.


BACKGROUND AND OVERVIEW

SALES BY AREA TYPE

    AREA        DESCRIPTION        1999          2000           2000              2001
     NO                         FULL YEAR      FULL YEAR       JAN-MAR          JAN-MAR
                                    $              $             $                 $
      1     Exports                606,110      1,076,143     201,052            348,988
            % of Total              11.9%         19.5%        15.2%             22.1%

      2     Basic Products       2,703,030      1,785,697      479,935           453,798
            % of Total              53.1%         32.4%        36.2%             28.7%

      3     Ongoing Revenue      1,684,365      1,918,755      531,816           579,969
            % of Total              33.0%         34.8%        40.2%             36.6%

      4     Telecommunications     101,070        492,000      111,876           109,760
            % of Total               2.0%          8.9%         8.4%              6.9%

      5     Solution                  0           243,647        0                90,669
            Providers
            % of Total               0.0%          4.4%         0.0%              5.7%

    TOTAL                       $5,094,575    $5,516,242     $1,324,679        $1,583,184

     During the past two fiscal years we have concentrated on positioning ourselves to exploit each of the following main areas of business.

Area 1 - Exports

     We are a licensed reseller of Motorola products to certain regions in Southern Africa. Current export sales are now growing significantly, up by 77.5% from 1999 to 2000 and up 73.6% from the first quarter in 2000 to the first quarter in 2001. We have been granted licenses by Motorola to also supply equipment in Romania, Algeria and Oman. During the third quarter of 2000 we obtained our first sales to BP/Amoco in the amount of $392,286 which represented the major component of the increase in export sales. Sales to Africa have risen by $120,777 but sales to the rest of Europe have fallen by $43,040 as we continue to concentrate on the higher gross margins outside Europe. These sales are all made by one person who was promoted in December reflecting his contribution. We will continue to grow this area as we use the support from Motorola and start to sell comprehensive communications systems and solutions into these markets.

Area 2 - Basic Products

     In addition to Motorola, we sell products from a number of other manufacturers including both Kenwood and Tait in the United Kingdom. This market is highly competitive with a number of suppliers in the market place. Success in this area requires the services of top quality sales persons and we continue to strengthen our team in this area. We are also looking at shopping mall communications and security systems as a growth area.

Area 3 - Ongoing Revenue

     We also seek to secure repetitive income streams. These income streams derive from providing maintenance and airtime contracts, and to a lesser extent short and long term equipment rental. In 1999 we made the decision to purchase certain assets in an airtime provider, Procomm in order to secure a five year license with Dolphin. As a result of exceptional factors beyond our control the revenue stream was slower starting than anticipated, but during 2000 the airtime revenue from Dolphin units increased by $192,608 from 1999. Also, we received bonuses from Dolphin for each of the 1714 customers migrated to the Dolphin system at December 31, 2000. We have secured major contracts with Initial City Link a national parcel carrier in the United Kingdom, and Silvershield Windscreens a company providing roadside vehicle assistance. The result of this strong sales initiative has been an increase of 13.9% on 1999 sales. We also continue to expand the connection portfolio of Dolphin customers which was up by 30.6% to 2239 units at March 31, 2001. This has resulted in a 9.5% increase in sales in this product category from the first quarter in 2000. On July 27, 2001, Dolphin filed for bankruptcy protection and as a result our service provider agreement was automatically terminated. Currently, we are not authorized to migrate new customers to the Dolphin network, however, Dolphin will continue to provide us and our existing customers with airtime and related services.

Area 4 - Telecommunications Solutions

     During 1999 opportunities began to become evident for us to enter the telecommunications market place, in particular the switch (a telephone exchange unit) and DECT (digitally enhanced cordless telephony) markets. We have employed a salesman with a strong record in this market and he has increased sales by 386.8% from 1999 to $492,000. We have a contract with the St Johns Ambulance Brigade, a voluntary medical organization, and a regional education authority to provide these systems in schools. In the first quarter of 2001, we achieved sales of $109,760 in this market including a contract with North Gillingham Schools Medway Council to replace telephone systems in over forty local schools.

Area 5 - Solution Providers

     Hugo has always recognized that technology could do more for customers than customers ever realized. Our professionals are able to assist customers in identifying their problems, and then create a solution to that problem. The most successful demonstration of this involves a customer that rents out equipment, which is moveable, frequently towed behind vehicles, and valuable. The customer, however, encountered a problem with tracking and controlling the whereabouts of these products. Conventional tracking products were not suitable due to unavailability of a reliable energy source, and the need for the product to be covertly fitted. We created the solution by developing a product which has since been tested and approved. The product is being supplied to the customer on a regular basis.

     Sales were $243,000 during 2000 as we sold product to the customer for which the tracking solution was originally developed and also have signed up with a Trans European haulage company, SAS Logistics. We have supplied 2 units, on a trial basis, to BP/Amoco in Algeria which has a fleet of 2000 vehicles that require this type of device. In addition, we have secured a further trial with BP/Amoco in Nigeria with a prospective fleet of 4,500 vehicles.

     Sales were $90,669 during the first quarter of 2001 and we sold a total of 73 tracking systems to five primary customers. These include a machinery hire company and a Trans European vehicle distribution company and a vehicle service company. There remain ongoing overseas trials of our tracking units in Algeria and Nigeria.

RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2000 AND 1999

Revenues

     Revenues for the year ended December 31, 2000 were $5,516,242 as compared to $5,094,575 for the period ended December 31, 1999, an increase of $421,667 or 8%. This increase is due to increased export sales of $470,023 primarily as a result of a large first order for BP/Amoco in Algeria and an increase in telecommunications sales of $390,940 in 2000 which was $101,070 in 1999. The sales of basic products were down by $917,333 due to the market starting to move away from the traditional analogue networks to the cheaper digital networks. During the second half of 2000 we started to accelerate our connections to the Dolphin network and network revenues started to recover. Overall, solution provision continues to be an attractive selling point to our customers.

COST OF REVENUES


         Cost of revenues for the year ended December 31, 2000 was $3,593,454 or 65% of revenues as compared to $3,368,718 or 66% of revenues for the year ended December 31, 1999. The increase in cost of revenues was fundamentally in line with the increased revenues. As a result of the foregoing, gross profit increased by $196,931, in 2000 to 35% of revenues from 34% of revenues in 1999. The increase in gross profit percentage is primarily due to the change in revenue mix. The new markets in Telecommunications at approximately 40% gross margin and Solution Provision at approximately 38% have improved the margin and were not in place during 1999. Additional revenues from the implementation of the Dolphin Systems were $456,290 at approximately 50% gross margin.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


         Selling, general and administrative expenses amounted to $2,748,362 or 50% of revenues in 2000 as compared to $1,827,442 or 36% of revenues in 1999. The increase of $920,920 is primarily attributable to the cost of the registration statement of $404,485. Additionally, salary costs increased by $434,280 as the average number of employees increased from 18 to 24 as more sales and technical support staff were recruited to position us to move forward in 2001. The increase in the number of employees was responsible for an increase in traveling and vehicle costs of $57,966. Bad debts and bank charges rose by $78,170 but we were able to make significant savings of $43,200 on temporary staff and recruitment costs.


INTEREST EXPENSE


         Interest expense for the year ended December 31, 2000 was $125,780 as compared to $75,159 for the same period in 1999. This reflects a higher overall borrowing throughout the year although by December 31, 2000 borrowings were reduced.


LOSS BEFORE INCOME TAXES


         The preceding factors combined to show an increase in the loss before taxes totaling $762,057 for the year ended December 31, 2000 as compared to the year ended December 31, 1999. There was a loss before taxes of $950,987 for the year ended December 31, 2000 as compared to a loss before taxes of $188,530 for the comparable period in 1999.


RESULTS OF OPERATIONS QUARTERS ENDED MARCH 31, 2001 AND 2000

REVENUES


         Revenues for the quarter ended March 31, 2001 were $1,583,184 as compared to $1,324,679 for the period ended March 31, 2000, an increase of $258,505 or 20%. This increase is primarily due to the increase in export sales of $147,936 and an increase in the sales of telecommunications solutions of $90,669. The continuing migration of customers from analogue to digital networks is reflected in the results of sales of basic products falling while ongoing revenue continues to increase as our digital customer base increases. Overall solution provision continues to be an attractive selling point to our customers.

Cost of Revenues

     Cost of revenues for the quarter ended March 31, 2001 was $984,899 or 62% of revenues as compared to $846,989 or 64% of revenues for the quarter ended March 31, 2000. The increase in cost of revenues was fundamentally in line with the increased revenues.

     As a result of the foregoing, gross profit increased by $120,595 for the quarter ended March 31, 2001 to 38% of revenues from 36% in for the quarter ended 31 March, 2000. The increase in gross profit percentage is primarily due to the change in revenue mix and additional revenues from the migration of analogue customers to the digital Dolphin network.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses amounted to $672,481 or 42% of revenues in the first quarter of 2001 as compared to $670,653 or 51% of revenues in the first quarter of 2000. The increase of $1,828 is primarily due to the following factors. Wage and employment costs have risen by $108,000 or 52% as the average number of employees increased from 21 in the first quarter of 2000 to 28 in the first quarter of 2001. The additional staff includes an Operations Manager and Customer Services Manager as well as extra sales and technical staff. Travelling and vehicle costs have increased by $24,000 as a result of the increased personnel.

Interest Expense

     Interest expense for the quarter ended March 31, 2001 was $27,819 as compared to $41,787 for the same period in 2000. This reflects the greatly reduced borrowings throughout the period. The termination of the Five Arrows Invoicing Discount agreement in November 2000 has decreased by approximately 50% our overall borrowing commitments.

Loss Before Income Taxes

     The preceding factors combine to show a significant decrease in the loss before taxes of $101,842 for the quarter ended March 31, 2001 as compared to the quarter ended March 31, 2000 when the loss was $234,736.

LIQUIDITY AND CAPITAL RESOURCES

     Our operations have been funded primarily through bank borrowings, accounts factoring receivables and private equity sales. Other sources of cash were the deferral of payments on accounts payable and the utilization of assets.

     We had a working capital deficit of $900,661 at December 31, 2000 which represented a decrease in the deficit of $219,559 from the working capital deficit of $1,120,220 at December 31, 1999. The decrease in the deficit is mainly due to the increase in accounts receivable reflecting strong sales at the end of the year.

     Our investing activities used cash of $34,106 for the year ended December 31, 2000. The principal use of cash was to purchase property and equipment. Our investing activities used cash of $769,678 for the year ended December 31, 1999. The principal use of cash was to purchase certain assets of a business.

     Our financing activities provided cash of $909,823 for the year ended December 31, 2000. The principal sources of cash were proceeds from the sale of common stock and borrowings. Our financing activities provided cash of $365,269 for the year ended December 31, 1999. The principal source of cash was proceeds from borrowings.

     We had a working capital deficit of $606,903 at March 31, 2001 which represented an increase in the deficit of $66,542 from the working capital deficit of $540,361 at March 31, 2000. The increase in the deficit is mainly due to the increase in accounts payable and short term debt.

     Our investing activities used cash of $0 for the quarter ended March 31, 2001. Our investing activities used cash of $10,376 for the quarter ended March 31, 2000. The principal use was the acquisition of property and equipment.

     Our financing activities provided cash of $283,794 for the quarter ended March 31, 2001. The principal source of cash was proceeds from borrowings. Our financing activities provided cash of $554,469 for the quarter ended March 31, 2000. The principal source of cash was the proceeds from the issuance of common stock.

     As described in Note 2, "Going Concern" to the accompanying financial statements, there is a doubt as to our ability to continue as a going concern. We have incurred substantial losses for the years ended December 31, 2000 and 1999 (approximately $906,000 and $192,000, respectively), we have negative working capital of approximately $901,000 as of December 31, 2000, we have used cash in operations of approximately $858,000 for the year ended December 31, 2000 and our liabilities exceed our assets by approximately $120,000 as of December 31, 2000. We have incurred operating losses for the quarters ended March 31, 2001 and 2000 (approximately $102,000 and $205,000, respectively), we have negative working capital of approximately $607,000 as of March 31, 2001. However this has been significantly reduced from approximately $901,000 at December 31, 2000. Our liabilities exceed our assets by approximately 219,000 as of March 31, 2001 and we have used cash in operations of approximately 270,000 for the three months ended March 31, 2001. These conditions would raise doubt about our ability to continue as a going concern. Present management has set the following objectives for fiscal 2001 to enable us to continue as a going concern:

     Continue to increase our sales revenues in all areas of our sales strategy. We anticipate an overall increase in revenues in all areas in 2001. We believe that our long term investments in ongoing revenue, our co-operative partnership with Motorola in the export markets, our continuing good relationship with BP Amoco, our development of the vehicle tracking system in the Solution Provision area and the long term Telecommunications customers will enable us to meet our objectives. We will seek to maintain gross margins at current levels as we work in these productive markets. If successful, we would be able to achieve cost reductions from our suppliers and we will continue to monitor our purchasing policies.

     Reduce overhead expenses. During 2000, we incurred exceptional costs as a result of filing a SB-2 Registration Statement with the Securities and Exchange Commission of approximately $400,000. We do not anticipate a repeat of this expense in 2001. Also, we are improving the quality of our staff and strengthening the management team. In January 2001, we hired an Operations Manager as an initial step, followed by an additional Customer Services Manager in February 2001. Generally, overheads are being very tightly controlled.

     We are considering raising additional funds through private offerings of our shares. This would enable us to reduce our long term debt position and assist the current cash flows. Accounts Receivable is targeted as an area to produce a positive cash flow by undertaking more efficient collection efforts.

     At this time the present management cannot assess the likelihood of our ability to achieve these objectives.

                             DESCRIPTION OF BUSINESS


OVERVIEW


         We supply radio and wireless data communications solutions to business customers primarily in the United Kingdom who seek to improve their customer service levels and control their communications costs. Our added value is in our ability to build complex communication systems from basic products currently available from wireless communications equipment and technology providers. We believe technology advances in radio, fixed telephone and cellular telephone systems has created enormous opportunities in business communications.

         Previously, because of infrastructure costs, complex business communications systems could only be afforded by large corporations. The new communications technology provides the basis for business customers to re-consider their communication systems. We provide mobile and data communications, network design, equipment sales, installation, systems integration, consulting, and maintenance to businesses and government agencies. We work with a customer to understand its communication systems requirements and then build solutions for business customers. We select the best technology for the customers' application from the range of technology available adding software service and support to provide the complete solution to the customer.

         Our expertise in wireless data and mobile communications permits us to offer customers a wide range of professional services, including network planning, design, implementation, management, maintenance and optimization. Our broad range of distribution of various wireless mobile and data equipment and technology suppliers allows us to serve our customers as a vendor-neutral, single-source provider of communications solutions, equipment and service. By offering equipment and technology from a variety of vendors, we can provide businesses with tailored, scalable solutions.

         We currently market our products and services to businesses in the following industries:


         -  Banking, Insurance and Financial Services


         -    Government Agencies

         -    Local and Higher Education Institutions

         -    Healthcare, Medical, and Pharmaceutical institutions

         -    Retail and Service Companies


         We also intend to pursue an acquisition strategy to broaden our customer base substantially. In March 1999, we purchased certain assets of Procomm Radio Communications, an airtime supplier. The primary asset acquired was Procomm's 3,000 airtime users. This acquisition allowed us to obtain a five year service provider license with Dolphin. As of August 1, 2001, our service provider agreement with Dolphin was automatically terminated as a result of Dolphin's filing for bankruptcy protection. Dolphin continues to provide services to us and our existing customer base.


         We incorporated in the State of Delaware on February 17, 2000 and acquired our operating subsidiary Hugo International Limited on February 24, 2000.

THE UNITED KINGDOM BUSINESS COMMUNICATIONS MARKET


         The United Kingdom business communications market is large and growing. According to the Department of Trade & Industries Statistics, it consists of approximately 8,998,000 business telephone lines, an estimated 13,000,000 business mobile phone users and over 1,000,000 private and public access mobile radio users.


         BUSINESS MOBILE TELEPHONE OPPORTUNITIES



         Mobile phones were originally developed to allow mobile communications using speech. This required low communications bandwidth. The new world of communications requires the mobile phone to handle data as well as speech. Currently, most widely available mobile telephones can transfer data at 9.6 kilobytes/sec using conventional GSM mobile telephone technology. This data rate limits the way in which applications can operate with poor capability to handle images. United Kingdom industry sources indicate that the United Kingdom market has rapidly increased from 400,000 users in 1997 to over 2,000,000 users in 2000 within our target markets.



         RADIO COMMUNICATION MARKET


         According to A. D. Little, there are currently approximately 1,000,000 mobile radio subscribers in the United Kingdom using PMR (Private Mobile Radio) or PAMR (Public Access Mobile Radio) systems. Most of these users currently operate systems that use analog technology that has performance limitations.

         Mobile radio users are generally businesses and government service agencies that require fast call set up, push-to-talk (allows instant communication between individuals or members of a workgroup) and group call features as fundamental features for their daily operations. Many of these business and government users also need wide area voice and data with workgroup coverage and virtual private network features to enhance solutions to their particular operational problems.

         Currently these mobile radio users see the benefits of digital cellular technology while maintaining the benefits offered from PMR and PAMR. We believe that a very large percentage of these PMR and PAMR users would transfer their communication to cellular technology for coverage, price and telephony reasons, if mobile phone networks offered the full set of features required by the PMR / PAMR business user.


         MOBILE COMMUNICATIONS WITHIN THE WORKPLACE


         Businesses also have need for mobile communication within the workplace. This can be defined simply as the need for the telephone to be with people when they are away from their work location but within the facility. Similarly in hotels, guests or staff require the ability to roam the hotel complex and still be accessible. We believe that an opportunity exists to supply mobile communication solutions within the workplace.

         We believe that we are positioned to take advantage of the numerous opportunities in the business communications industry described above, as well as, the following changes and developments described immediately below:


         INNOVATIONS IN TECHNOLOGY

         Advances in switching and electronics have increased the bandwidth, or transmission capacity available for telecommunications networks. Historically, carriers have built telecommunications networks based on circuit switching. Circuit switching establishes and keeps open a dedicated path until a call is terminated. Although circuit switching worked well for decades to provide voice communication, it does not efficiently use transmission capacity. Once a circuit is dedicated, it is unavailable to transmit any other information, even when particular users of that circuit are not speaking or otherwise transmitting information. Packet switching is replacing circuit switching. Packet switching divides signals into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching provides more efficient use of transmission capacity because it does not require a network to establish inefficient dedicated circuits that waste unused capacity. New packet networking technologies include Internet Protocol (IP), asynchronous transmission (ATM) and frame relay. Networks that employ packet switching technology are especially efficient at carrying data signals. ATM service quality controls support high-quality voice and video signals. Similar quality controls are being developed for IP.

         Telecommunications network designs have traditionally created separate networks using separate equipment for voice, data and video signals. The evolution from analog to digital technologies, which convert voice and other signals into a stream of "1"s and "0"s, eliminates the traditional distinctions between data, voice and video transmission services and systems. High-bandwidth networks that use advanced packet-switched technology transmit mixed digital voice, data and video signals over the same network. This enables mobile users to use a single device for voice, data and video communications.


         INCREASING DEMAND FOR COMMUNICATIONS SERVICES

         We believe that there is and will continue to be significant growth in the demand for mobile data, Internet, voice and video services. The increase in computing power, number of computers networked over the Internet, and connection speeds of networked computers are driving tremendous increases in communications uses for the Internet and data services. Prices for cellular and long distance voice services have decreased, resulting in increased demand for these services. In addition, cost savings and network efficiencies are driving demand for more robust voice and data network equipment.

PRODUCTS AND SERVICES



CORE PRODUCT GROUPS:


         We distribute the products and services of a number of leading communications suppliers. In radio and cellular equipment, we are an authorized dealer for Motorola, Kenwood and Tait. In data and communications technology, we are an authorized service provider of BT Cellnet. In fixed line telephony we sell and support Lucent and Siemens products. Moreover, three new technologies are now becoming available which combine cellular mobile telephony, high-speed packet data, and other functions into a number of solutions to address the business customer's mobile communications requirements.


         The changes in technology and the growth in the telecommunications industry has led to the rapid development of the market for telecommunications equipment and mobile applications. Hugo has positioned itself to take advantage of the foregoing market opportunities by developing three core internal product groups.


TELECOMMUNICATIONS:

         Providing complete solutions to business, including:

         -        Switches

         -        High bandwidth

         -        Digital mobile telephony

         -        Value added products

         -        Least call routing

         -        Service and maintenance

         -        Voice-over Internet Provider (VOIP)



NETWORK SERVICES:

         Mobile applications solutions such as:

         -        Vehicle tracking

         -        Security monitoring

         -        Supply chain e-commerce Internet solutions

         -        Fleet management via the Internet


SYSTEMS:

         Sale of private and public access mobile radio communication equipment and systems.

         -        Design / manufacture

         -        Installation

         -        Maintenance

         -        Service

         The portfolio of products and services encompasses state-of-the-art telecommunications equipment, tailor-made technical communication solutions, data applications, components, airtime sales, and equipment rental and maintenance activities.

         The following product groups outline the solutions that we offer to target customers.


BUSINESS MOBILE TELEPHONE SOLUTION


         BT CELLNET AND THE NEW GPRS TECHNOLOGY

         GPRS or "GENERAL PACKET RADIO SERVICE" is a new data network being developed alongside BT Cellnet's existing analog and digital networks. It uses existing radio base stations linked to a new network based on 'packet switch' technology. The major benefit is data rates of 64 kilobytes/sec using packet switch technology, six times faster than the current GSM networks.

         With its packet technology, GPRS allows a user to log into a data network, typically a company local network or an Internet Service Provider, and then send and receive data as and when required throughout the day. The GPRS network is only utilized when data is being transmitted, but the user retains a virtual connection to his computer network throughout the day, thereby eliminating the need for to reconnect each time a user wants to connect to a network.

         Like existing mobile data services, initially most GPRS users will be business people, but as GPRS integrates two of the worlds fastest growing industries, mobile phones and the Internet, we believe it will spread rapidly to cover many consumers too. There will also be the capability to have GPRS devices hidden from view in the form of machines that will communicate to control centers, for example:

         -        vehicle tracking systems

         -        vending machines reporting stock levels

         -        metering devices

         -        remote sensors

         -        alarms, etc.

         The largest single application of this new technology is expected to be for the 'mobile office' user accessing the company Intranet for sending and receiving emails while working away from the office, whether in the United Kingdom or abroad. There will be many business applications tailored to the needs of specific groups of workers. Users will be able to access company databases and download plans, parts lists, customer information and history, maps, pictures and other information. For example, users can transmit information on fault diagnosis, parts used, and fault repair times can be transmitted back to the office for immediate invoicing and updating of stock records. Also, users will be able to view product details including full pictures or videos. Order information from mobile salesmen will be a simple operation as will the ability to browse stock levels.

         GPRS is based on the Internet Protocol (IP). This provides ease of connectivity from mobile data terminals to the Internet and to IP-based company Intranets. Existing IP applications will not need to be rewritten to work in a mobile environment, and will therefore provide the same look and feel as when they are in the office. GPRS is suitable for video and multi-media applications.

         Collectively these individual benefits combine to provide a real advantage to business users. Companies can utilize the benefits of GPRS to keep constantly in touch with their employees, their vehicles, and their machines, and provide more efficient and responsive services to their customers.

         Most companies today are heavily dependent on their local area networks
(LAN). It is the heart of a business's daily operations and the information it carries is its lifeblood, from e-mail and Intranet to customer databases and order process systems. The introduction of GPRS is an important step in the convergence of internet and mobile phone technologies.


RADIO COMMUNICATIONS MARKET SOLUTION


         DOLPHIN AND THE TETRA TECHNOLOGY


         Dolphin, the largest public mobile radio operator in Europe with over 200,000 analog subscribers and licenses covering over 210 million people, was formed to establish and operate a digital mobile radio network in the United Kingdom, France, Germany and Spain, based on TETRA (Terrestrial Trunked Radio Access) technology that would meet all of the mobile communications requirements of mobile business workgroups.


         TETRA BACKGROUND INFORMATION


         TETRA is the only digital mobile radio technology that has been accepted throughout Europe. It is a standard defined by ETSI, the European Telecommunications Standards Institute, and combines the benefits of cellular telephony, PAMR radio and packet-switched data transfer. The TETRA standard defines an open interface, hand over algorithms and allows for multiple vendors, which offers users the promise of competition and attractive pricing.

         A TETRA telecommunications system can offer:

         -        mobile phone style handsets

         -        almost instantaneous call set up times

         -        'press to talk' capability

         -        group call facilities

         -        cellular style calls to PSTN and GSM networks

         -        hand over between cells

         -        excellent voice quality; and

         -        packet data capability

         The 'press to talk' function allows instant individual or multiple communications between all members of a working group. This is made possible by call set-up times of less than half a second. By comparison, GSM phones have a set-up time of several seconds and is not designed to offer group call services.

         This feature is required by the police, fire and ambulance services. In addition, a number of applications where the ability to call one to many, or even one to one with very short call set up times is a "must have". There is an additional market in organizations where the company internal call rate is high, in this environment there are financial advantages to using the "on net" calling capability of Dolphin to minimize communications costs. The Dolphin network therefore offers an upgrade path to the radio user and a wide range of features to benefit specific business users operating in vertical markets.

         The Dolphin users like their counterparts in the GSM mobile phone market also need access to mobile data.

         PMR AND PAMR SYSTEMS

         Currently, we supply PMR and PAMR systems that have been fundamental in providing instant call set-up communications for the following market segments:

         -        Police / Fire / Ambulance

         -        Security

         -        Utilities

         -        Health

         -        Social services

         -        Retail

         -        Construction

         -        Transport

         The analog PMR radio markets currently support approximately 1,000,000 voice users, many of which are network owners. These users need instant call set-up and group working which has not previously been available from a digital network. TETRA will offer a National and Pan European public digital radio network with exactly these features.



         The analog PAMR radio markets are currently shrinking as users migrated to Dolphin but is approximately 40,000 users, all of which will transfer to a digital network over the next 1-2 years. These private and public networks have supplemented the mainstream audio, data and visual fixed networks operated by BT, Cable and Wireless etc. The market has, thus far, tolerated these fixed communications mediums.


MOBILE COMMUNICATIONS WITHIN THE WORKPLACE SOLUTION



         DECT AND SWITCHES


         We believe that an opportunity exists to supply mobile communication solutions within the workplace. The ideal solution is to have a digitally enhanced cordless telephone (DECT) system linked with a business' main switchboard. The solution offered by Hugo includes the switch plus DECT supplied by Siemens, one of the largest manufacturers of telephone systems in the world. DECT supplies the mobile capability within the office which, when combined with a switch (PABX), supports the functions used by DECT handsets. The PABX switch provides a range of 1 kilometer from the central cordless unit to the base stations. The switches offered by us are a range targeted at the small to medium enterprise with the latest telephone technology supported and includes many advanced features.



         COMMUNICATIONS AND DATA SOLUTIONS (INTERCONNECT SERVICES)


         Businesses seek solutions to the challenges of selecting, maintaining and upgrading communications technologies and services amid rapid technological advances. As a result, the demand for consultant services in systems integration and communications networks has been growing rapidly. We assess the customers' communications and technology needs, evaluate equipment and services options, supply equipment and services including installation, implement efficient network solutions and manage the combination of technologies.


PROFESSIONAL SERVICES

         We design, build and operate advanced voice, data and integrated communications systems. To meet our customers' needs, we evaluate technologies such as Internet Protocol, frame relay, DSL and ATM, and then select, integrate and deploy the appropriate routers, switches, access devices and mobile equipment.

         We offer our customers a variety wireless data and voice equipment. We also install, configure and integrate all the equipment we sell to our customers.

         We provide service, maintenance and support for our customers' growing data and voice communications systems, as well as sell and install data and mobile communications equipment. We maintain and service our clients' voice and data systems primarily through maintenance plans or project specific plans based on time and significance.

VENDOR RELATIONSHIPS


         We have agreements with the wireless voice and data equipment/technology manufacturers and providers listed below:

         -        BT Cellnet




         -        Motorola

         -        Kenwood

         -        Tait


         -        Siemens


         Our agreements with the above manufacturers and technology providers allow for the distribution, resale or integration of products, and/or acting as agents for these equipment manufacturers and technology providers. Normally, we receive volume discounts on these manufacturers and service providers products and services.




RESEARCH & DEVELOPMENT



         TRADECOM


         One of the most important changes in business operations is the use of the Internet for commercial transactions. The United Kingdom Internet subscriber base is currently concentrated in large businesses. Any strategy to use the Internet in United Kingdom, therefore must have a call center solution included. The United Kingdom Internet subscriber base now exceeds 4,500,000 users from a total population of some 57,000,000 (8%). Internet usage and thus the ability to reach customers is still low in United Kingdom compared to the United States but changing very quickly.

         Hugo is building a new route to market which will increasingly be Internet focused. This product, called TradeCom, will enable customers to order products online and have a simple and fast delivery. The focus is on providing the ability to supply standard products or previously supplied products off the shelf with minimum lead-time with any standard service requested.

         TRADECOM will afford a low cost of sales operation which utilizes the Internet, telesales, direct marketing, and fax ordering that provides the customer with the product or service he wants in the most efficient manner possible.


HUGO'S INTERNET APPLICATION DEVELOPMENT


         The Internet is providing a first class mechanism to change business processes to reduce cost in many areas of business. The catalyst for the change is the combination of the new communications technology with the Internet that provides the ability to process large volumes of data remotely at low cost. A simple example is that now images of a product range can easily be displayed to a customer using the GPRS mobile phone and a portable computer for them to select the product they require.

         Using the Internet, plus the national communications network of BT Cellnet, Hugo is developing a link between members of staff on remote sites and a warehouse. Using a hand held computer the on site personnel can order materials for delivery or browse a product list before ordering. Advantages arise for Hugo from the capital sale, ongoing network service revenue and Internet call receipts.



         This application will provide benefits across a wide range of vertical markets. Many markets require information to be entered remotely or can reduce the business processes required to complete order entry:

         -        On Site Retail Ordering

         -        Vending equipment

         -        Service Engineers

         -        Remote Sales Order Processing



MARKETING AND SALES STRATEGY


         We seek to build a strong base of blue chip customers as clients. We believe that long-term relationships built on quality solutions, equipment, customer service, short response time and competitive pricing are the most effective way of attaining our business objectives. We are seeking expansion of our client base through targeted solicitation of clients in our existing geographic and vertical markets. We are also undergoing a public relations campaign to gain the maximum visibility for our products and services by creating awareness of the technology with senior executives, chief information or technology officers and IT/IS managers. We also advertise in order to establish Hugo's identity in the marketplace. The intent is to re-enforce our direct marketing effort and to build confidence among targeted customers in our products and services.

         We believe it is important to use follow on opportunities from the public relations campaign and re-enforce the benefit gained from public relations or to preview our products before public relations activity in order to gain the maximum impact.



COMPETITION

         The business marketplace for communications products is highly competitive. The size of a client, the geographic scope and product platform preferences of our target client base dictates the competition we face. The market for wireless mobile and data communications services and products sales is highly competitive on a national and international basis. The level of competition intensifies, while the number of qualified competitors diminishes as the level of technological and design expertise rises and product distribution rights narrow.

         Our goal is to continuously expand our geographic coverage on the national and international level, as well as expand upon our growing expertise within the wireless mobile and data equipment platforms.

         We face increasing competition in our targeted markets as we expand our geographic coverage on the national and international level, as well as expand upon our growing expertise within the wireless mobile and data equipment platforms. This competition covers larger mobile and network design, installation, maintenance and monitoring projects and contracts on a national and international basis.

         Within the market for voice and data solutions area, PMR and PAMR our direct competitors come from the existing PMR and PAMR industry including:

         -        London Communications Ltd.

         -        Relcom Ltd.

         -        Airsys Technologies Ltd.

         -        Two-Way Radio Communications

         -        Mobile Radio (Banbury)

         -        Securicor Radio Services


         The competition base in the GSM mobile phone area is large with many companies supplying product. The difference in Hugo supplying products is that the supply is only to business and focused on adding value to the basic technology. Other potential competition may come from cable operators, commercial vehicle distributors, facilities management companies and business communications retailers.


CORPORATE HISTORY


         We incorporated in the State of Delaware on February 17, 2000 and acquired our operating subsidiary Hugo International Limited effective on February 24, 2000. As a result of the merger, we succeeded to the business that had been carried on by the predecessor company since 1992.


EMPLOYEES



         We have 24 full-time and 1 part-time employees. Of these, 10 are in sales and marketing, 10 are in technical and distribution, and five are in administration. We believe our relationship with our employees are satisfactory.



PROPERTIES


         Our headquarters are located at 6 Waterside Drive, Langley Business Park, Langley Slough, Berkshire SL3 6EZ United Kingdom, where we occupy approximately 4,500 square feet of leased space under a lease that ends in 2008. We have an option to terminate the lease by giving notice 6 months prior to December 25, 2003. Annual base rent under the lease is approximately $90,000. We believe the space occupied by our staff is adequate for our current needs.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and other significant employees and their ages and positions are as follows:



Name of Individual            Age      Position with company and Subsidiaries
------------------            ---      --------------------------------------
David W. Foden                47       Chairman of the Board, President and Director of the company
Michael Christmas             45       Director, Secretary and Treasurer of the company
Iain Bowles                   54       Director of the company
Jan O'Hara                    29       Sales Manager of Hugo International Ltd.
Bruce Hall                    38       Engineering Manager of Hugo International Ltd.
Raj Sangha                    32       Export Sales Manager of Hugo International Ltd.



         DAVID W. FODEN has been a director and Chairman of the Board and President of Hugo since its formation in February 2000. Mr. Foden also has been a managing director of Hugo International Ltd., our United Kingdom subsidiary since 1992.

         MICHAEL CHRISTMAS has been a director, Secretary, Treasurer and Financial Controller of Hugo since its formation in February 2000. Mr. Christmas also has been the finance director of Hugo International Ltd. since February 2000. He also has been the financial controller of Hugo International Ltd. since September 1999. Mr. Christmas was the financial controller of Thatch International Ltd., a private United Kingdom company, from September 1997 until September 1999 and the financial controller of United Barcode Industries Ltd., a private United Kingdom company and a subsidiary of United Barcode Industries Ab, a public company organized under the laws of Sweden, from September 1994 until September 1997.

         IAIN BOWLES has been a director of Hugo since its formation in February 2000. Mr. Bowles also has been a non-executive director of Hugo International Ltd. since February 2000. Mr. Bowles also is a managing director of Beechfirst Ltd., a private United Kingdom company. Mr. Bowles also has served as a consultant to Beechfirst Ltd. since January 1997.

         JAN O'HARA has been the Sales Manager of Hugo International Ltd. since September 1997. Prior to working at Hugo International, Mr. O'Hara worked at Contact One/Coronet Communications, a private United Kingdom company. Mr. O'Hara was employed in the following positions at Contact One/Coronet Communications:
(i) sales manager from January 1997 until September 1997, (ii) sales engineer from September 1995 until January 1997, and (iii) radio technician from June 1994 until September 1995.

         BRUCE HALL has been the Engineering Manager of Hugo International Ltd. since March 1999. Prior to working at Hugo International, from 1994 through February 1999, Mr. Hall was


         RAJ SANGHA has been with Hugo International since December 1996 and was promoted to the position of Export Sales Manager in December 2000. Mr. Sangha was previously employed at the Department of Education and Employment from 1992 to 1996.

self-employed and through his company, TWR Communications, Ltd., a private United Kingdom company, Mr. Hall performed sub-contract work installing PMR and PAMR radios. From September 1997 through March 1999, Mr. Hall also was employed at Procomm Radio Communications, a partnership, on a self-employed subcontractor basis as a technical manager. Mr. Hall is a director of TWR Communications, Ltd.

         The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among the directors, officers or key employees.


DIRECTOR COMPENSATION

         We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table details information for Hugo and Hugo International Limited for each of the fiscal years ended December 31, 2000, 1999 and 1998; concerning compensation of:

     - all individuals serving as the company's chief executive officer during the fiscal years ended December 31, 2000, 1999 and 1998; and

     - each other executive officer or key employee of the company whose total annual salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2000, 1999 and 1998:

                                                                 Other Annual
                                   Annual Compensation           Compensation
                                   -------------------           ------------
                                             Salary         Bonus
Name and Principal Position        Year       ($)            ($)       ($)
--------------------------------------------------------------------------------
David W. Foden, Chairman of the    2000      $151,000(1)    $0        $    0
     Board and President of the    1999      $ 74,228(2)    $0        $8,851(4)
     company and Hugo              1998      $ 49,600(3)    $0        $8,851(4)
     International Ltd.

(1) $113,000 of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(2) $68,000 of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(3) All of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(4) During 1998, $8,851 was paid by the Company for premiums on life insurance and health insurance for Mr. Foden.


     STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended December 2000.

2001 STOCK OPTION PLAN

     We adopted the 2001 Stock Incentive Plan on January 2, 2001. The plan provides for grants of options and other incentive awards to employees, officers, directors and consultants.

     General. The plan authorizes options and other awards to purchase up to 2,500,000 shares of common stock. As of the filing of this amendment, we expect to have granted 1,629,000 options to purchase shares under the plan at an exercise price of $1.00 per share. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying the expired grant will again be available for purposes of the plan.

     Administration of the Plan.   The board of directors administers and
interprets the plan. The board of directors has the sole authority to determine:

     - the employees, officers, directors or consultants to whom grants will be made under the plan,

     - the type, size and terms of the grants to be made to each optionee, and

     - the time when the grants will be made, the vesting period and the duration of any applicable exercise or restriction period, including the criteria for vesting.

     Types of Grants. Grants under the plan may consist of:

     - options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

     -    non-qualified stock options that are not intended to so qualify;

     -    stock appreciation rights;

     -    stock awards;

     -    phantom stock; and

     -    other stock based incentive awards.

     Terms of options.   The exercise price of common stock underlying an option
will be determined by the board of directors, and may be equal to, greater than, or less than the fair market value of a share of common stock on the date of grant.

     The board of directors will determine the term of each option which may be up to ten years from the date of grant.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

         Hugo's Certificate of Incorporation and Bylaws provide that no director of Hugo shall have any personal liability to Hugo or its stockholders for breach of fiduciary duty as a director, except:

         - for any breach of the director's duty of loyalty to Hugo or its stockholders;

         - for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

         -        under Section 174 of the Delaware General Corporation Law; or

         - for any transaction from which the director obtained an improper personal benefit.

         As a result of this provision, Hugo and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

         To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table details certain information regarding ownership of our common stock, as of August 1, 2001, and is adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.


         The information contained in the table was provided by the persons listed. The calculations of the percent of shares beneficially owned before the offering are based on 20,500,000 shares of common stock outstanding on August 10, 2000. The calculations of the percent of shares beneficially owned after the offering are based on 20,500,000 shares of common stock anticipated to be outstanding after the offering.



                                                                            Percent of Shares Beneficially Owned
                                                                            ------------------------------------
                                                                                                       After Offering
                                            Number of Shares           Before            After       if all Shares Offered
        Name and Address                   Beneficially Owned         Offering         Offering          are Purchased
        ----------------                   ------------------         --------         --------          -------------
David Foden                                     10,958,000            53.45%             53.00%            10,864,520
Hugo International Ltd.
6 Waterside Drive
Langley Slough, Berkshire SL3 6EZ
United Kingdom

Michael Christmas                                   10,000             *                  *                   *
61 Franklin Avenue
Tadley Hants, United Kingdom
RG26 4EZ

Iain Bowles                                         10,000             *                  *                   *
34 Barrows Green Road
Oxted Surrey United Kingdom
RH8 ONL

Christopher Sukornyk                             1,136,000             5.54%              0%                   0
70 Richmond Street East
Suite 301
Toronto, Ontario, Canada
M5C IN8

Gillian Foden                                    1,310,000             6.39%              6.39%                0
Hugo International Ltd.
6 Waterside Drive
Langley Slough, Berkshire SL3 6EZ
United Kingdom

All Directors and Executive Officers as         10,978,000            53.55%             52.99%            10,884,520
a Group (3 persons)



-----------------------------
        * Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1998, we paid $49,600 in management fees to RCI Management. Our majority stockholder, chief executive officer and a director, David W. Foden, is a partner in RCI.


         In 1998, we had sales of $154,600 to Hugo Zimbabwe, a company in which David W. Foden held a majority interest.


         In 1999, we paid $68,000 in management fees to RCI Management.

         In 1999, we received unsecured and non-interest bearing advances payable of $626,226 from David W. Foden.


         In 1999, we had sales of $55,598 to Hugo International (Ireland) Ltd.


         In the first quarter of 2000, we paid $22,500 in management fees to RCI Management.

         In the first quarter of 2000, we issued 284,000 shares of common stock in partial satisfaction of outstanding advances payable due to David W. Foden. The remaining balance of $207,668 was converted into a note, payable upon demand, and bears interest at 11% annually. We anticipate repaying the note by the end of the second quarter 2001.


         In the first quarter of 2000, we had sales of $4,880 to Hugo International (Ireland) Ltd.




         In the first quarter of 2001, we paid $36,000 management fees to RCI Management.




         In the first quarter of 2001, we had sales of $12,362 to Hugo International (Ireland) Ltd.




         On July 1, 2001, we entered into a share exchange with Hugo International (Ireland) Ltd., a company in which David W. Foden held a minority interest. Pursuant to the exchange agreement we issued 31,950 restricted shares of our common stock for 1,000 shares of Hugo Ireland's capital stock, which constitutes all of Hugo International Ireland's issued and outstanding capital stock. Of the 31,950 shares of our restricted common stock issued in the share exchange, Mr. Foden received 9,585 shares. Upon consummation of the share exchange, Hugo Ireland became a wholly owned subsidiary of Hugo.


                            DESCRIPTION OF SECURITIES

         Hugo is currently authorized to issue 50,000,000 shares of common stock, of which 20,500,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of these shares are issued and outstanding.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At the annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights that holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to us or to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.

PREFERRED STOCK


          The Certificate of Incorporation of Hugo authorizes the issuance of 1,000,000 shares of preferred stock of which 400,000 have been designated Series A Convertible Preferred Stock and 90,000 shares are issued and outstanding. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.



SERIES A CONVERTIBLE PREFERRED STOCK

          We have authorized 400,000 shares of Series A Convertible Preferred Stock, of which 90,000 shares are currently issued and outstanding. These shares have the rights and preferences described below:

          Conversion. Each share of Series A Convertible Preferred Stock is convertible into one share of our common stock. Each holder of Series A Convertible Preferred Stock may convert into shares of common stock at any time. Each share of Series A Convertible Preferred Stock will automatically convert into common stock on the third anniversary of the date of issuance.

          The conversion rate is subject to adjustment on the occurrence of the following events:

          - In the event our outstanding shares of common stock are subdivided (by stock split, stock dividend, or otherwise) into a greater number of shares of common stock, the conversion price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event our outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, the conversion price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          - In the event that we at any time or from time to time make, or fix a record date for the determination of holders of common stock entitled to receive, any distribution payable in securities of Hugo other than shares of common stock and other than as otherwise adjusted in this section, then and in each such event provision shall be made so that the holders of Series A Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of common stock receivable thereupon, the amount of securities of Hugo which such holders would have received had their respective Series A Preferred Stock been converted into common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this section with respect to the rights of the holders of the Series A Convertible Preferred Stock.

          - If the common stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the conversion price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the respective Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the respective shares of Series A Convertible Preferred Stock immediately before that change.

VOTING RIGHTS

          The Series A Convertible Preferred Stock votes on an as-converted basis with our common stock, meaning that each share is initially entitled to one vote. Except as provided by law, the holders of the Series A Convertible Preferred Stock will vote together with the holders of common stock as one class on matters submitted to a vote of all stockholders.

DIVIDENDS

          Except as required by law, shares of Series A Convertible Preferred Stock are not entitled to any dividend rights.

LIQUIDATION PREFERENCE

          Upon any liquidation, dissolution or winding up of Hugo, holders of the Series A Convertible Preferred Stock will be entitled to receive a liquidation preference of $5.00 per share. Holders of our Series A Convertible Preferred Stock will be entitled to receive this distribution in full before any payments are made on our common stock. In the event our assets shall be insufficient to pay the liquidation preference on the shares of Series A Convertible Preferred Stock in full, then the proceeds of liquidation shall be distributed pro rata among the holders of the Series A Convertible Preferred Stock and any other stock of equal ranking. A consolidation or merger of Hugo, a sale or transfer of all or substantially all of our assets or any purchase or redemption of our stock will not be regarded as a liquidation.

REDEMPTION

          We have the right to redeem the shares of Series A Convertible Preferred Stock anytime following the second year anniversary of the date the shares were issued, or at anytime that the common stock to be issued upon conversion of the shares can be resold without restriction under the Securities Act of 1933, or at anytime if the market price of our common stock is greater than $7.50 for fifteen consecutive days. Upon redemption, the holders of Series A Convertible Preferred Stock shall be entitled to receive a cash payment equal to $5.00 per share plus the accrued amount equal to any declared and unpaid dividends with respect to the Series A Convertible Preferred Stock.

TRANSFER AGENT

          The company's Transfer Agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                              SELLING STOCKHOLDERS

          The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none to the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 20,500,000 shares of our common stock outstanding as of August 1, 2000.

                                              SHARES                                                          SHARES
                                          OWNED PRIOR TO                          NUMBER OF SHARES          OWNED AFTER
                                           THE OFFERING                             WHICH MAY BE           THE OFFERING**
                                       ----------------------      NUMBER OF          SOLD IN         -----------------------
NAME                                     NUMBER       PERCENT     SHARES SOLD       THIS OFFERING       NUMBER        PERCENT
-----------------------------------------------------------------------------------------------------------------------------
David Foden(1)(1a)(2)                  11,558,000      53.45       600,000              93,480        10,864,520       53.00
Brian Gundry(1)                           262,000      1.278                           262,000                 0           0
Gillian Foden(1)                        1,310,000      6.390                         1,310,000                 0           0
Christopher Sukornyk(3)                 1,900,000      9.268       764,000           1,136,000                 0           0
Richard Tkaczyk(2)                         10,000          *         5,000               5,000                 0           0
Lisa Moroney(2)                            10,000          *                            10,000                 0           0
Julie Smith(2)                             10,000          *                            10,000                 0           0
Chris Griffiths(2)                         10,000          *                            10,000                 0           0
Raj Sangha(2)                              20,000          *                            20,000                 0           0
Beer and Partners Ltd.(2)                  10,000          *                            10,000                 0           0
John Scott(2)                              20,000          *                            20,000                 0           0
Alomo Ltd.(2)                              10,000          *                            10,000                 0           0
Thomas Grady(2)                            10,000          *                            10,000                 0           0
Christopher Ireland(2)                     10,000          *                            10,000                 0           0
Michael Christmas(2)(2a)                   10,000          *                             1,000             9,000           *
Graeme Spurr(2)                            10,000          *                            10,000                 0           0
Doreen Grant(2)                            20,000          *        19,000               1,000                 0           0
Aidan Rawlins(2)                           10,000          *                            10,000                 0           0
Iain Bowles(2)(2b)                         10,000          *                                 0            10,000           *
Angeles Martinez-Bodi(2)                    5,000          *                             5,000                 0           0
Irene Foden(2)                             10,000          *                            10,000                 0           0
William Foden(2)                           10,000          *                            10,000                 0           0
Caliz Martinez-Bodi(2)                      5,000          *                             5,000                 0           0
Barbara Chaudhry(2)                         5,000          *                             5,000                 0           0
Warren Bouchier(2)                         10,000          *         9,000               1,000                 0           0
Mark S. Lewis(2)                           20,000          *                            20,000                 0           0
Bruce Hall(2)(2c)                          20,000          *                            20,000                 0           0
Jan O'Hara(2)(2d)                          10,000          *        10,000                   0                 0           0
Vladimir Rumyantsev(2)                     10,000          *                            10,000                 0           0
Antonia Davies(2)                          10,000          *                            10,000                 0           0
Ian Edwards(2)                              5,000          *                             5,000                 0           0
Mario de Vargas(2)                          5,000          *                             5,000                 0           0
Anthony Christmas(2)                        5,000          *         5,000                   0                 0           0
Samuel Dehaney(2)                          10,000          *                            10,000                 0           0
David Hashmi(4)                           350,000      1.707                           350,000                 0           0
Stephen Andrew Jackson(4)                 900,000      4.390                           900,000                 0           0
Brownstone International Limited(5)       850,000      4.146       100,000             750,000                 0           0
Seaflight Limited(5)                      800,000      3.902                           800,000                 0           0
Hutton Limited(5)                         900,000      4.390                           900,000                 0           0
N.E.I. Acquisition Corporation(5)         200,000          *       200,000                   0                 0           0
Futuris Shipping Corp.(6)                 650,000      3.171                           650,000                 0           0
Acrobat Limited(7)                        450,000      2.195                           450,000                 0           0
Christopher John Crabtree(8)               50,000          *                            50,000                 0           0

---------------------------
*        Represents less than 1% of our outstanding shares of common stock.
** Although this column assumes that all of the shares being registered will be sold, in fact each selling stockholder may offer all, some or none of the shares of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definite estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided.

(1) Received shares in Hugo under an Exchange Agreement dated February 24, 2000 by and among Hugo International Telecom Inc., David W. Foden, Brian H.C. Gundry and Gillian L. Foden.

(1a)     Chairman of the Board, President and Director of the company.

(2)      Purchased shares in a March 3, 2000 private offering.

(2a)     Director, Secretary and Treasurer of the company.

(2b)     Director of the company.

(2c)     Engineering Manager of Hugo International Ltd.

(2d)     Sales Manager of Hugo International Ltd.

(3) Acquired shares March 1, 2000 in a private transaction with Hugo shareholders.

(4)      Purchased shares in a February 24, 2000 private offering.

(5)      Purchased shares in a March 12, 2000 private offering.

(6)      Purchased shares in a March 9, 2000 private offering.

(7)      Purchased shares in a June 30, 2000 private offering.

(8)      Purchased shares in a July 14, 2000 private offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. (The compensation as to a particular broker-dealer might be in excess of customary commissions.)

         The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

         Hugo has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

         Hugo has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect Hugo against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 provided they meet the criteria and conform to the requirements of Rule 144.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be reviewed by Piper Marbury Rudnick & Wolfe LLP, New York, New York.

                                     EXPERTS

         Our financial statements and schedule included in this prospectus and in the registration statement have been audited by Pender, Newkirk & Company CPA's, independent certified public accountants, to the extent and for the periods detailed in their reports, which contain an explanatory paragraph regarding our ability to continue as a going concern, and which appear in this prospectus and in the registration statement, and are included in reliance upon those reports given as a result of the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           6 Waterside Drive
                           Langley Business Park, Langley Slough
                           Berkshire SL 3 6EZ United Kingdom
                           011-44-1753-542-828
                           Attn:  David W. Foden

         Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by the Hugo are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                       HUGO INTERNATIONAL TELECOM, INC.

                 Years Ended December 31, 2000 and 1999 and
          Three Months Ended March 31, 2001 and 2000 (Unaudited)


                                  CONTENTS


Consolidated Financial Statements for the Year Ended December 31, 2000 and 1999:

  Independent Auditors' Report on Consolidated Financial Statements................................     48

Consolidated Financial Statements:

    Consolidated Balance Sheet.....................................................................  49-50
    Consolidated Statements of Operations..........................................................     51
    Consolidated Statements of Changes in Stockholders' Deficit....................................     52
    Consolidated Statements of Cash Flows..........................................................  53-54
    Notes to Consolidated Financial Statements.....................................................  55-65


Consolidated Financial Statements for the Three months
  Ended March 31, 2001 and 2000 (Unaudited):

  Consolidated Financial Statements:

    Consolidated Balance Sheet.....................................................................     67
    Consolidated Statements of Operations..........................................................     68
    Consolidated Statement of Changes in Stockholders' Deficit.....................................     68
    Consolidated Statements of Cash Flows..........................................................     69
    Notes to Consolidated Financial Statements.....................................................  71-72

                      CONSOLIDATED FINANCIAL STATEMENTS

                       HUGO INTERNATIONAL TELECOM, INC.


                   Years Ended December 31, 2000 and 1999
                        Independent Auditors' Report

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Hugo International Telecom, Inc.
Berkshire, United Kingdom


We have audited the accompanying consolidated balance sheet of Hugo International Telecom, Inc. as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the management of Hugo International Telecom, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 2, the Company has negative working capital of approximately $901,000, liabilities exceed assets by approximately $120,000 as of December 31, 2000, it has net losses of approximately $906,000, and it has used cash in operations of approximately $858,000 for the year ended December 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hugo International Telecom, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
April 3, 2001

                        Hugo International Telecom, Inc.

                           Consolidated Balance Sheet

                               December 31, 2000

ASSETS
Current assets:
   Cash                                                                           $   58,642
   Accounts receivable, net of allowance for doubtful accounts of $76,781          1,310,088
   Income tax refund                                                                  71,631
   Inventory                                                                          90,836
   Prepaid expenses and other current assets                                         179,718
                                                                                  ----------
Total current assets                                                               1,710,915

Property and equipment, net of accumulated depreciation                              169,729

Goodwill, customer lists, and other intangibles, net of accumulated amortization     878,820
                                                                                  ----------
                                                                                  $2,759,464
                                                                                  ==========



The accompanying notes are an integral part of the consolidated financial statements.

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Bank overdraft                                              $   280,812
    Accounts payable                                              1,339,964
    Current portion of long-term debt                               474,933
    Stockholder note payable                                        274,030
    Current portion of capital lease obligations                     23,309
    Accrued expenses                                                164,835
    Deferred income                                                  53,693
                                                                -----------
Total current liabilities                                         2,611,576
                                                                -----------

Long-term liabilities:
    Long-term debt                                                  237,296
    Capital lease obligations                                        30,936
                                                                -----------
Total long-term liabilities                                         268,232
                                                                -----------
Stockholders' deficit:
    Preferred stock; $.0001 par value; 1,000,000 shares
        authorized; 0 shares issued and outstanding
    Common stock; $.0001 par value; 50,000,000 shares
        authorized; 20,500,000 shares issued and
        outstanding                                                   2,050
    Additional paid-in capital                                    1,207,386
    Accumulated other comprehensive income                           31,578
    Stock subscriptions receivable                                   (1,541)
    Accumulated deficit                                          (1,359,817)
                                                                -----------
Total stockholders' deficit                                        (120,344)
                                                                -----------
                                                                $ 2,759,464
                                                                ===========




The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

                     Consolidated Statements of Operations

                                                Year Ended December 31,
                                              ---------------------------
                                                  2000           1999
                                              ---------------------------
Revenues                                      $ 5,516,242     $ 5,094,575
Cost of revenues                                3,593,454       3,368,718
                                              ---------------------------
Gross profit                                    1,922,788       1,725,857
Selling, general and administrative expenses    2,748,362       1,827,442
                                              ---------------------------
Loss from operations                             (825,574)       (101,585)
                                              ---------------------------
Other expenses:
  Interest expense                               (125,013)        (73,913)
  Loss on disposal of fixed assets                                (13,032)
                                              ---------------------------
                                                 (125,013)        (86,945)
                                              ---------------------------
Loss before taxes                                (950,587)       (188,530)
Income tax benefit (expense)                       44,618          (3,145)
                                              ---------------------------
Net loss                                      $  (905,969)    $  (191,675)
                                              ---------------------------
Basic loss per share                          $      (.04)    $      (.01)
                                              ---------------------------
Weighted average number of common shares
  used in loss per share computation           19,032,329      15,000,100
                                              ---------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Hugo International Telecom, Inc.

         Consolidated Statements of Changes in Stockholders' Deficit

                     Years Ended December 31, 2000 and 1999



                                                                                                          ACCUMULATED
                                                           COMMON STOCK        ADDITIONAL                    OTHER          STOCK
                                                           ------------         PAID-IN     ACCUMULATED  COMPREHENSIVE  SUBSCRIPTION
                                                      SHARES        AMOUNT      CAPITAL      (DEFICIT)      INCOME       RECEIVABLE
                                                      ------        ------    -----------  ------------  -------------  ------------
Balance                                                     100  $       150               $  (262,173)    $  48,174

Comprehensive loss:
   Foreign currency translation adjustment                                                                     7,053
   Total comprehensive loss                                                                   (191,675)
                                                     ----------  -----------  -----------  -----------     ---------      ---------
Balance, December 31, 1999                                  100          150                  (453,848)       55,227

Common stock issued to reduce related
    party debt                                          284,000      456,786

Acquisition of company                               15,000,000        1,500      $(1,500)

Recapitalization of company                            (284,100)    (456,936)     456,936

Common stock issued for cash and subscription
agreements                                            5,500,000          550      751,950                                 $  (1,541)

Comprehensive loss:
   Foreign currency translation adjustment                                                                   (23,649)
   Net loss for the year                                                                      (905,969)
Total comprehensive loss
                                                     ----------  -----------  -----------  -----------     ---------      ---------
Balance, December 31, 2000                           20,500,000  $     2,050  $ 1,207,386  $(1,359,817)    $  31,578      $  (1,541)
                                                     ==========  ===========  ===========  ===========     =========      =========


                                                     TOTAL
                                                 STOCKHOLDERS'
                                                    DEFICIT
                                                 -------------
Balance                                           $(213,849)

Comprehensive loss:
   Foreign currency translation adjustment
   Total comprehensive loss                        (184,622)
                                                  ---------
Balance, December 31, 1999                         (398,471)

Common stock issued to reduce related
    party debt                                      456,786

Acquisition of company

Recapitalization of company

Common stock issued for cash and subscript
agreements                                          750,959

Comprehensive loss:
   Foreign currency translation adjustment
   Net loss for the year
Total comprehensive loss                           (929,618)
                                                  ----------
Balance, December 31, 2000                        $(120,344)
                                                  =========


The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

                      Consolidated Statements of Cash Flows




                                                                     Year Ended December 31,
                                                                   ---------------------------
                                                                       2000            1999
                                                                       ----            ----
OPERATING ACTIVITIES
Net loss                                                           $  (905,969)    $  (191,675)
                                                                   -----------     -----------
Adjustments to reconcile net loss to net cash
  (used) provided by operating activities:
  Depreciation and amortization                                        230,488         206,733
  Loss on disposal of property and equipment                                            13,032
  (Increase) decrease in:
      Accounts receivable                                             (620,215)       (126,301)
      Income tax refund                                                (62,713)          2,229
      Inventories                                                       (5,497)         48,694
      Other current assets                                             (83,019)        (73,010)
  Increase (decrease) in:
      Accounts payable                                                 530,600         474,634
      Income taxes payable                                                             (47,334)
      Accrued expenses                                                  49,761          60,173
      Deferred income                                                    9,044         566,942
                                                                   -----------     -----------
      Total Adjustments                                                 48,449         566,942
                                                                   -----------     -----------
      Net cash (used) provided by operating activities                (857,520)        375,267
                                                                   ===========     ===========

INVESTING ACTIVITIES
    Acquisition of property and equipment                              (34,106)        (24,819)
    Proceeds from the sale of property and equipment                                     4,320
    Purchase of goodwill, customer lists, other intangibles,
        and other assets                                                              (749,179)
                                                                   -----------     -----------
    Net cash used by investing activities                              (34,106)       (769,678)
                                                                   -----------     -----------

FINANCING ACTIVITIES
    (Increase) decrease in bank overdraft                              162,235         (68,950)
    Payments on capital lease obligations                              (45,674)        (57,519)
    Net borrowings on stockholder advances                             120,428          72,064
    Proceeds from borrowings                                           303,936         643,400
    Payments on borrowings                                            (382,061)       (223,726)
    Proceeds from issuance of common stock                             750,959
                                                                   -----------     -----------
    Net cash provided by financing activities                          909,823         365,269
                                                                   -----------     -----------

EFFECT OF EXCHANGE RATES ON CASH                                       (27,367)         (3,566)
                                                                   -----------     -----------

NET DECREASE IN CASH                                                    (9,170)        (32,708)

CASH, BEGINNING OF YEAR                                                 67,812         100,520
                                                                   -----------     -----------

CASH, END OF YEAR                                                  $    58,642     $    67,812
                                                                   ===========     ===========




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        HUGO INTERNATIONAL TELECOM, INC.

                      Consolidated Statements of Cash Flows



                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                         2000         1999
                                                                       --------     --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND
NONCASH INVESTING AND FINANCING ACTIVITIES:

Cash paid during the period for:
Interest                                                               $122,282     $ 71,658
                                                                       --------     --------
        Income taxes                                                   $      0     $ 51,775
                                                                       --------     --------

During the year ended December 31, 1999, the Company purchased certain assets of Pro-Comm Radio Communications for $749,179. In conjunction with the acquisition, liabilities assumed were as follows:


               Fair value of tangible assets acquired                       $  32,733
               Goodwill and other intangibles acquired                        997,934
               Cash paid for acquisition                                     (749,179)
                                                                             ---------
               Liabilities assumed                                          $ 281,488
                                                                             ---------

During the year ended December 31, 2000, the Company issued 284,000 shares of common stock in payment of a stockholder advances payable in the amount of $456,786.

During the year ended December 31, 2000, the Company entered into capital leases for equipment with a fair market value of $47,948.

During the year ended December 31, 2000, the Company converted stockholder advances of $274,030 into a note payable.





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


1.      BACKGROUND AND CONCENTRATION INFORMATION

Hugo International Telecom, Inc. was incorporated in the state of Delaware on February 17, 2000 and merged effectively in February 2000 with Hugo International Limited, a private company incorporated in Berkshire, England in 1992.

Pursuant to this merger, Hugo International Telecom, Inc. issued 15,000,000 shares of its common stock for all of the common stock of Hugo International Limited. As a result of this acquisition, the stockholders of Hugo International Limited effectively acquired Hugo International Telecom, Inc., and control thereof. Accordingly, this acquisition has been accounted for as a reverse acquisition for consolidated financial statement purposes, with the historical financial statements of Hugo International Limited being shown for all periods presented prior to the date of acquisition.

The aforementioned companies will hereinafter be referred to as the "Company."

The Company's principal line of business is the sale of mobile radio and data communication systems and air time to customers primarily located in Europe and Africa. The headquarters of the Company is located in Berkshire, United Kingdom.

The Company currently buys all of its equipment and air time from five suppliers. Although there are a limited number of suppliers of this type, management believes that other suppliers could provide products on comparable terms. A change in suppliers, however, could cause a possible loss of sales, which would adversely affect operating results.

For the year ended December 31, 2000, purchases from five suppliers amounted to approximately $2,267,553 (or 63 percent of cost of revenues). As of December 31, 2000, accounts payable included approximately $533,000 due to these five suppliers.

For the year ended December 31, 1999, purchases from four suppliers amounted to approximately $2,419,000 (or 72 percent of cost of revenues). As of December 31, 1999, accounts payable included approximately $416,000 due to these four suppliers.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


2.   GOING CONCERN


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses for the years ended December 31, 2000 and 1999 (approximately $906,000 and $192,000, respectively), has negative working capital of approximately $901,000 at December 31, 2000, its liabilities exceed its assets by approximately $120,000 as of December 31, 2000, and it has used cash in operations of approximately $858,000 for the year ended December 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

3.   SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed are:

     The consolidated financial statements for the year ended December 31, 2000 include the accounts of Hugo International Telecom, Inc. from February 2000 and Hugo International Limited for the year 2000. The consolidated financial statements for the year ended December 31, 1999 reflect the accounts of Hugo International Limited. All significant accounts and transactions have been eliminated in consolidation.

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company extends credit to its various customers based on the customer's ability to pay. Management reviews the detail of accounts receivable and expenses those balances that cannot be collected after efforts to collect have been exhausted. Management reserves a portion of those accounts for which the collection process has not been completed based on a combination of the number of days that the account has been outstanding and the results of their collection efforts. Based on management's review of accounts receivable, an allowance for doubtful accounts of $76,781 is considered necessary as of December 31, 2000.

     Inventory is stated at the lower of cost (first-in, first-out) or market. At December 31, 2000, inventory was $90,836 and consisted of radios and radio components.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999

3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Property and equipment are recorded at cost. Depreciation is calculated by the reducing balance method over the estimated useful lives of the assets, ranging generally from three to seven years. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in income.

        Goodwill, customer lists, and other intangibles are amortized using the straight-line method over their estimated useful lives of 2 to 10 years.

        The Company follows Financial Accounting Standards Board Statement No. 121 (FASB No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." FASB No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In performing the review of recoverability, the Company estimates the future cash flows that are expected to result from the use of the assets and their eventual disposition. Because events and circumstances frequently do not occur as expected, there will usually be differences between the estimated and actual future cash flows, and these differences may be material.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        Advertising costs are charged to operations when incurred. Advertising expense for the years ended December 31, 2000 and 1999 were $35,539 and $20,066, respectively.

        The Company follows Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and display of comprehensive income (net income and other comprehensive income) and its components in consolidated financial statements. Other comprehensive income consists of foreign currency translation adjustments associated with the translation of the functional currencies of Hugo International (UK) Limited (pounds) into the reporting currency of Hugo International Telecom, Inc. (U.S. dollars).

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        The Company recognizes revenue as follows:

        -   Product sales - upon shipment of products to customers.

        -   Airtime contracts - monthly as billed.

        -   Equipment rental - monthly as billed.

        - Maintenance contracts - deferred and recognized ratably over the term of the maintenance agreement, which is typically three months.

        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding for the year as if the reverse acquisition had occurred at the beginning of all years presented.

        Certain minor reclassifications have been made to the 1999 consolidated financial statements to conform to the classifications used in 2000.

4.      ACQUISITION

On March 8, 1999, the Company purchased certain assets of Pro-Comm Radio Communications. The total cost of the assets purchased was $1,030,667, which exceeded the fair market value of those assets by $997,934. The excess, which is recorded as goodwill, customer lists, and other intangible assets, is being amortized on the straight-line method over their estimated useful lives of 2 to 10 years.


5.      ACCOUNTS RECEIVABLE FACTORING

On March 18, 1999, the Company entered into an agreement with Five Arrows Commercial Finance Limited to sell its receivables with recourse. In the event of a customer's default, the Company must repurchase the receivable from Five Arrows Commercial Finance Limited. Losses resulting from defaults have not been significant. On November 30, 2000, the Company cancelled the agreement. At December 31, 1999, the Company was contingently liable for receivables sold with recourse in the amount of $380,516.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


6.      PROPERTY AND EQUIPMENT


Property and equipment as of December 31, 2000 consist of:

        Office furniture and fixtures                       $156,326
        Demo equipment                                       109,276
        Automobiles                                          104,826
                                                            --------
                                                             370,428
        Less accumulated depreciation                        200,699
                                                            --------
                                                            $169,729
                                                            ========


The following is a summary of the property included above that is held under capital leases as of December 31, 2000:

Demo equipment                                              $ 52,592
Automobiles                                                  104,826
                                                            --------
                                                             157,418
Less accumulated depreciation                                 91,776
                                                            --------
                                                            $ 65,642
                                                            ========


7.      INTANGIBLE ASSETS

Intangible assets, net of accumulated amortization consist of the following as of December 31, 2000:

                                                         Amortization
                                                           Period
                                                           ------
Non-compete agreements                     $   83,745        2 years
Less accumulated amortization                  76,765
                                           ----------
                                                6,980
                                           ----------
Goodwill, customer lists,
   and other intangibles                    1,209,919       10 years
Less accumulated amortization                 338,079
                                           ----------
                                              871,840
                                           ----------
                                           $  878,820
                                           ==========

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


8.      NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt as of December 31, 2000 consists of:


           Note payable; interest at base rate plus 2.5% (8.5%
           at December 31, 2000); varying monthly payments of
           principal and interest of approximately $8,000;
           collateralized by property and the personal guaranty
           and a life insurance policy of a stockholder                    $ 313,465

           Notes payable; non-interest bearing; due May 2001;
           unsecured                                                         298,700

           Note payable; interest at 7.5%; $8,132 payable
           monthly including interest; unsecured                             100,064

           Stockholder note payable; interest at 11.0%, payable
           annually; due on demand; unsecured                                274,030
                                                                           ---------
                                                                             986,259

           Less:
              Amounts currently due                                          474,933
              Stockholder note payable                                       274,030
                                                                           ---------
                                                                           $ 237,296
                                                                           =========

The following is a schedule by year of the principal payments required on these notes payable and long-term debt as of December 31, 2000:

        2001                                                  $748,963
                                                              ========
        2002                                                  $ 91,104
                                                              ========
        2003                                                  $ 83,636
                                                              ========
        2004                                                  $ 62,556
                                                              ========

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999

9.      OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized rental obligations for the lease of equipment and vehicles. The obligations, which mature in 2003, represent the total present value of future rental payments discounted at the interest rates implicit in the leases. Future minimum lease payments under these capital leases as of December 31, 2000 are:

        Year Ending
        December 31,
        ------------
             2001                                                 $   28,565
             2002                                                     14,027
             2003                                                     19,716
                                                                  ----------
        Total minimum lease payments                                  62,308
        Less amount representing interest                              8,063
                                                                  ----------
                                                                      54,245
        Less current portion                                          23,309
                                                                  ----------
        Present value of net minimum lease payments               $   30,936
                                                                  ==========

10.      PENSION PLAN

The Company has a non-contributory pension plan that covers its executives. Contributions to the plan are made at the discretion of the Board of Directors of the Company. The Company did not make a contributions to the plan for the years ended December 31, 2000 and 1999.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999

11.  COMMITMENTS

The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year as of December 31, 2000:


     Year Ending
     December 31,
     ------------
         2001                                           $150,897
         2002                                            105,385
         2003                                             92,816
         2004                                             91,181
         2005                                              9,118
     Thereafter                                          273,544
                                                        --------
                                                        $722,941
                                                        ========

Rent expense amounted to $100,822 and $168,234 for the years ended December 31, 2000 and 1999, respectively.

On March 8, 1999, the Company entered into consulting agreements with two individuals in connection with the acquisition discussed in Note 4. Under the terms of the agreements, the Company is to pay each individual approximately $4,000 per month through September 2002.

12.  RELATED PARTY TRANSACTIONS

The Company paid approximately $113,000 and $68,000 in management fees for the years ended December 31, 2000 and 1999, respectively, to a related entity controlled by directors of the Company.

The Company paid approximately $15,000 in consulting fees for the year ended December 31, 2000 to an entity controlled by a director of the Company.

The Company had sales to related parties of $26,853 and $55,598 for the years ended December 31, 2000 and 1999, respectively. Related party balances from these transactions, which are included in accounts receivable at December 31, 2000, consist of $15,628.

The above related party transactions are not necessarily indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent parties.

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


13.  INCOME TAXES

Hugo International Telecom, Inc. is a corporation that reports and files a U.S. corporation business tax return. The Company's wholly owned subsidiary, Hugo International Limited, is a corporation that reports and files its corporate business tax return with the Inland Revenue, which governs the administration of income taxes for the United Kingdom. The components of the provision for income tax (benefit) expense consist of:



                                                       2000          1999
                                                       ------------------
  Hugo International Telecom, Inc. (U.S. federal)
  -----------------------------------------------
     Estimated amounts payable                         $      0   $    0
     Deferred tax expense from temporary differences          0        0
                                                       ---- -------------
                                                              0        0
                                                       ------------------
  Hugo International Limited (non U.S.)
  -----------------------------------------------
     Estimated amounts payable (refundable)             (44,618)    3,145
     Deferred tax expenses from temporary differences         0         0
                                                       ------------------
                                                        (44,618)    3,145
                                                       ------------------
                                                       $(44,618)   $ 3,145
                                                       ---------   -------


The following is a reconciliation of income taxes at the U.S. federal and statutory rate to the amount of income taxes at the effective tax rate for consolidated financial statement purposes:

                                                       2000          1999
                                                       ------------------
  Tax benefit at U.S. statutory tax rate               $(323,200) $(64,100)
  Differential arising from:
     U.S. losses at surtax rate                          100,652
     Foreign Loss                                         49,951
  Change in valuation allowance                          121,417   $54,424
  Other non-deductible expenses for taxes                  6,562    12,821
                                                         -----------------
                                                        $ (44,618) $ 3,145
                                                         =================

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2000 and 1999


13.  INCOME TAXES (CONTINUED)

The United Kingdom's tax laws do not allow a deduction for amortization of intangible assets; however, these amounts may be used to reduce the gain from the sale of a business enterprise. Management has determined that it is more likely than not that the Company will not realize the deferred tax asset and, therefore, has established a valuation allowance equal to the amount of the deferred tax asset as of December 31, 2000 and 1999.

                                                                         2000             1999
                                                                      ---------          --------
       Tax benefit of non-deductible amortization                     $  88,423          $ 54,424
       Tax benefit of net operating losses                               87,418
       Valuation allowance                                             (175,841)          (54,424)
                                                                      ----------         --------
       Net deferred tax asset                                         $       0          $      0
                                                                      ----------         --------


The Company has a U.S. income tax operating loss carryforward of $404,485 that expires in the year 2020, and a United Kingdom net operating loss carryforward of $134,000.

14.  SEGMENT INFORMATION

The Company classifies its operations into five reportable segments based on market sectors. These sectors are used by management to make operating decisions and performance assessments. The revenues, cost of sales, and gross profit of these segments are as follows:

                                                                        Year ended December 31,
                                                                        -----------------------
                                                                        2000               1999
                                                                        ----               ----
       Revenues:
         Exports                                                     $1,076,133         $  606,110
         Basic products                                               1,785,697          2,703,030
         On-going revenue                                             1,918,755          1,684,365
         Telecommunications                                             492,010            101,070
         Solution providers                                             243,647
                                                                     ----------         ----------
                                                                     $5,516,242         $5,094,575
                                                                     ==========         ==========

       Cost of sales:
         Exports                                                     $  766,745         $  448,521
         Basic products                                               1,314,909          1,997,273
         On-going revenue                                             1,067,532            862,070
         Telecommunications                                             293,206             60,854
         Solution providers                                             151,062
                                                                     ----------         ----------
                                                                     $3,593,454         $3,368,718
                                                                     ==========         ==========

                        Hugo International Telecom, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years Ended December 31, 2000 and 1999



14.      SEGMENT INFORMATION (CONTINUED)

                                            Year ended December 31,
                                          ---------------------------
                                              2000            1999
                                          ------------    -----------
          Gross Profit:
               Exports                    $   309,388     $  157,589
               Basic products                 470,788        705,757
               On-going revenue               851,223        822,295
               Telecommunications             198,804         40,216
               Solution providers              92,585
                                         ----------------------------
                                          $ 1,922,788     $1,725,857
                                         ============================

Management has not included net income (loss), total assets, depreciation expense, and interest expense by segment due to the fact that they do not use these amounts as a basis for their operating decisions.

                       CONSOLIDATED FINANCIAL STATEMENTS

                        HUGO INTERNATIONAL TELECOM, INC.

             Three Months Ended March 31, 2001 and 2000 (Unaudited)

                        HUGO INTERNATIONAL TELECOM, INC.

                           CONSOLIDATED BALANCE SHEET

                           MARCH 31, 2001 (UNAUDITED)


ASSETS
Current assets:
  Cash                                                                       $    69,769
  Accounts receivable, net of allowance for doubtful accounts of $89,323       1,541,271
  Income tax refund                                                               68,464
  Inventory                                                                      112,297
  Prepaid expenses and other current assets                                      111,814
                                                                             -----------
Total current assets                                                           1,903,615

Property and equipment, net of accumulated depreciation                          201,741

Goodwill, customer lists, and other intangibles, net of accumulated
  amortization                                                                   801,045
                                                                             -----------
                                                                             $ 2,906,401
                                                                             -----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Bank overdraft                                                             $   237,869
  Accounts payable                                                             1,331,082
  Current portion of long-term debt                                              454,915
  Stockholder note payable                                                       261,913
  Current portion of capital lease obligations                                    28,345
  Accrued expenses                                                               153,570
  Deferred income                                                                 42,824
                                                                             -----------
Total current liabilities                                                      2,510,518
                                                                             -----------

Long-term liabilities:
  Long-term debt                                                                 186,105
  Stockholder note payable                                                       371,140
  Capital lease obligations                                                       57,685
                                                                             -----------
Total long-term liabilities                                                      614,930
                                                                             -----------

Stockholders' deficit:
  Preferred stock; $.0001 par value; 1,000,000 shares authorized;
    0 shares issued and outstanding
  Common stock; $.0001 par value; 50,000,000 shares authorized;
    20,500,000 shares issued and outstanding                                       2,050
  Additional paid-in capital                                                   1,207,386
Accumulated other comprehensive income                                            34,717
Stock subscriptions receivable                                                    (1,541)
Accumulated deficit                                                           (1,461,659)
                                                                             -----------
Total stockholders' deficit                                                     (219,047)
                                                                             -----------
                                                                             $ 2,906,401
                                                                             -----------

The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

               Consolidated Statements of Operations (Unaudited)
***

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                           2001         2000
                                                       ----------    ----------
     Revenues                                          $1,583,184    $1,324,679
Cost of revenues                                          984,899       846,989
                                                       ----------    ----------
Gross profit                                              598,285       477,690
Selling, general and administrative expenses              672,481       670,653
                                                       ----------    ----------
Loss from operations                                      (74,196)     (192,963)
Other expense                                             (27,646)      (41,773)
                                                       ----------    ----------
Loss before taxes                                        (101,842)     (234,736)
Income tax benefit                                                       29,332
                                                       ----------    ----------
Net loss                                               $ (101,842)   $ (205,404)
                                                       ==========    ==========

Basic loss per share                                         (.01)         (.01)
                                                             ====          ====
Weighted average number of common shares used
in loss per share computation                          20,500,000    15,054,945
                                                       ==========    ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Hugo International Telecom, Inc.

           Consolidated Statements of Changes in Stockholders' Deficit

             Three Months Ended March 31, 2001 and 2000 (Unaudited)




                                                                                          Accumulated
                                                                                          Other          Stock         Total
                                                            Additional       Accumulated  Comprehensive  Subscription  Stockholders'
                                          Common Stock      Paid-In Capital  Deficit      Income         Receivable    Deficit
                                       ------------------------------------------------------------------------------------------
                                       Shares       Amount
                                       -------------------
Balance, December 31, 2000             20,500,00    $2,050  $1,207,386       $(1,359,817)  $31,578        $(1,541)     $(120,344)

Comprehensive loss:                                                                          3,139
 Foreign currency translation
   adjustment
 Net loss for the period                                                        (101,842)
Total comprehensive loss                                                                                                (98,703)
                                       -----------------------------------------------------------------------------------------
  Balance, March 31, 2001 (unaudited)  20,500,000   $2,050   $1,207,386       $(1,461,659)  $34,717       $(1,541)     $(219,047)
                                       -----------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        Hugo International Telecom, Inc.

               Consolidated Statements of Cash Flows (Unaudited)



                                                           Three Months Ended
                                                                March 31,
                                                        ------------------------
                                                         2001              2000
                                                        ------------------------
OPERATING ACTIVITIES
  Net loss                                              $(101,842)    $(205,404)
                                                        ------------------------
  Adjustments to reconcile net loss to net cash
   used by operating activities:
     Depreciation and amortization                         54,724        59,722
     (Increase) decrease in:
        Accounts receivable                              (292,607)     (345,964)
        Income tax refund                                               (39,447)
        Inventories                                       (25,784)      (19,245)
        Other current assets                               60,681        26,612
     Increase (decrease) in:
        Accounts payable                                   16,634       136,329
        Accrued expenses                                   26,882       (53,879)
        Deferred income                                    (8,597)
                                                        ------------------------
  Total adjustments                                      (168,067)     (235,872)
                                                        ------------------------
  Net cash used by operating activities                  (269,909)     (441,276)
                                                        ------------------------

INVESTING ACTIVITIES
  Acquisition of property and equipment                                 (10,376)
                                                        ------------------------

FINANCING ACTIVITIES
  (Increase) decrease in bank overdraft                   (30,896)      190,349
  Payments on capital lease obligations                   (20,737)      (17,859)
  Proceeds from borrowings                                375,625       187,211
  Payments on borrowings                                  (40,198)     (270,232)
  Proceeds from the issuance of common stock                            465,000
                                                        ------------------------
  Net cash provided by financing activities               283,794       554,469
                                                        ------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                         (2,758)        4,975
                                                        ------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                  11,127       107,792

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD             58,642        67,812
                                                        ------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                $  69,769     $ 175,604
                                                        ========================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  AND NONCASH INVESTING AND FINANCING ACTIVITIES:
    Cash paid during the period for interest            $  28,677     $  46,021
                                                        ========================

    During the period ended March 31, 2001, the Company incurred capital lease obligations for the purchase of equipment in the amount of $54,071.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                        HUGO INTERNATIONAL TELECOM, INC.

                   Notes to Consolidated Financial Statements
         For the Three Months Ended March 31, 2001 and 2000 (Unaudited)


1.   CONSOLIDATED FINANCIAL STATEMENTS

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three months ended March 31, 2001 and 2000, (b) the financial position at March 31, 2001, and (c) cash flows for the three-month periods ended March 31, 2001 and 2000, have been made.

The unaudited consolidated financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the fiscal year ended December 31, 2000. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of those to be expected for the entire year.

2.   GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has sustained a substantial loss for the three months ended March 31, 2001, has accumulated losses of $1,461,659 since inception, has negative working capital of $606,903, its liabilities exceed its assets by $219,047 as of March 31, 2001, and it has used cash in operations of $269,909 for the three months ended March 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements

         For the Three Months Ended March 31, 2001 and 2000 (Unaudited)

3.   SEGMENT INFORMATION

The Company classifies its operations into five reportable segments based on market sectors. These sectors are used by management to make operating decisions and performance assessments. The revenues, cost of sales, and gross profit of these segments are as follows:

                                       Three Months Ended
                                            March 31,
                                   --------------------------
                                      2001           2000
                                   -----------    -----------
                                   (Unaudited)    (Unaudited)
Revenues:
     Exports                       $  348,988     $  201,052
     Basic products                   453,798        479,935
     On-going revenue                 579,969        531,816
     Telecommunications               109,760        111,876
     Solution providers                90,669
                                   ----------     ----------
                                   $1,583,184     $1,324,679
                                   ==========     ==========

Cost of sales:
     Exports                       $  251,271     $  144,757
     Basic products                   282,262        298,520
     On-going revenue                 325,892        330,993
     Telecommunications                71,345         72,719
     Solution providers                54,129
                                   ----------     ----------
                                   $  984,899     $  846,989
                                   ==========     ==========

Gross profit:
     Exports                       $   97,717     $   56,295
     Basic products                   171,536        181,415
     On-going revenue                 254,077        200,823
     Telecommunications                38,415         39,157
     Solution providers                36,540
                                   ----------     ----------
                                   $  598,285     $  477,690
                                   ==========     ==========


Management has not included net income (loss), total assets, depreciation expense, and interest expense by segment due to the fact that they do not use these amounts as a basis for their operating decisions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:


Securities and Exchange Commission Registration Fee..........        $  5,280
Printing and Engraving Expenses..............................          33,318
Accounting Fees and Expenses.................................         171,158
Legal Fees and Expenses......................................         120,000
Blue Sky Fees and Expenses...................................          33,318
Transfer Agent's and Registrar's Fees and Expenses...........           1,000
Miscellaneous Expenses.......................................        ________
           Total.............................................        $364,074

-----------------------
  Estimated.


ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Hugo is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that Hugo is permitted to protect from liability. Hugo's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law permits Hugo to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of Hugo must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Hugo. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.

         In derivative actions, Hugo may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to Hugo unless, and only to the extent that, the court in which the action was brought so determines.

         Hugo's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to Hugo or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following securities were issued by Hugo International within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities Exchange Commission under Section 4(2) of the Act as transactions by an issuer not involving a public offering or under Regulation S. All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.

         1. On February 24, 2000, we entered into a share exchange with all of the stockholders of Hugo International Limited, a company formed under the laws of United Kingdom and Wales ("Hugo United Kingdom"), pursuant to which we issued 15,000,000 shares of our common stock in exchange for 284,100 shares of Hugo United Kingdom's capital stock, which constitutes all of Hugo United Kingdom's issued and outstanding capital stock. All 15,000,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, Hugo United Kingdom became a wholly owned subsidiary of Hugo.

         2. On February 24, 2000 we issued 1,250,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $125,000. No commissions were paid.

         3. On March 3, 2000, we issued 350,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $35,000. No commissions were paid.

         4. On March 9, 2000, we issued 650,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $65,000. No commissions were paid.

         5. On March 12, 2000, we issued 2,750,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $275,000. No commissions were paid.

         6. On June 30, 2000, we issued 450,000 restricted shares of our common stock for purchasers in a private offering to persons resulting in gross proceeds of $202,500. No commissions were paid.

         7. On July 14, 2000, we issued 50,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $50,000. No commissions were paid.


         8. On June 18, 2001, we issued 90,000 shares of our Series A Convertible Preferred Stock in a private offering to persons resulting in gross proceeds of $450,000. No commissions were paid.

         9. On July 1, 2001, we entered into a share exchange with all of the stockholders of Hugo International (Ireland) Ltd., a company formed under the laws of Ireland ("Hugo Ireland"), pursuant to which we issued 31,950 restricted shares of our common stock in exchange for 1,000 shares of Hugo Ireland's capital stock, which constitutes all of Hugo Ireland's issued and outstanding capital stock. All 31,950 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, Hugo Ireland became a wholly owned subsidiary of Hugo.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         2.1 Agreement for the Sale and Purchase of the Assets and Business of Pro-Comm Radio Communications dated March 8, 1999 between M.L. Temple and A.R. Temple, Hugo International Limited and D. W. Foden*

         2.2 Exchange Agreement dated as of February 24, 2000 by and among Hugo International Telecom Inc., David W. Foden, Brian H.C. Gundry and Gillan L. Foden*

         3.1 Certificate of Incorporation of Hugo International Telecom Inc. filed with the Secretary of State of the State of Delaware on February 17, 2000*

         3.2 By-laws of Hugo International Telecom Inc.*

         4.1 Form of Common Stock Certificate of Hugo International Telecom
Inc.*

         4.2 Form of Preferred Stock Certificate of Hugo International Telecom Inc.*


         4.3 Certificate of Designation for Series A Convertible Preferred Stock


         5 Opinion of Piper Marbury Rudnick & Wolfe LLP*

         10.1 Letter from Hugo International Limited to David Foden dated June 26, 2000 regarding loan from Mr. Foden in the amount of pound sterling 220,482*

         10.2 Consulting Agreement between Hugo International Limited and RCI*

         10.3 Reseller Agreement dated August 9, 1999 between Nitsuko UK Limited and Hugo International Limited*

         10.4 Purchase Order dated July 7, 1999 between Siemens Communications Limited and Hugo International Limited*

         10.5 Confidential Invoice Discounting Agreement with Term Sheet dated March 18, 1999, between Hugo International Limited and Five Arrows Commercial Finance Limited*

         10.6 Deed of Guarantee and Indemnity dated April 20, 2000, between Hugo International Telecom Incorporated and Five Arrows Commercial Finance Limited*

         10.7 Service Provider Agreement dated March 15, 1999 between Dolphin Telecommunications Limited and Hugo International Limited*

         10.8 Business Loan Agreement dated March 11, 1999 between Lloyds Bank Plc and Hugo International Limited*

         10.9 Lease of Cookham House dated January 26, 1999 between Chaselands Limited and Hugo International Limited*

         10.10 Service Provider Agreement dated July 29, 1998 between Dolphin Telecommunications Limited, National Bank Three Limited, Fleetcomm Limited T/A Fleetcomm Mobile Radio Networks and Hugo International Limited*

         10.11 Private Business Radio Suppliers License issued to Hugo International Limited by the Secretary of State for Trade and Industry by the Radiocommunications Agency on May 7, 1998*

         10.12 Reseller Agreement dated September 1, 1997 between Motorola Limited and Hugo International Limited*

         10.13 Motorola Customer Programming Software License Agreement dated as of November 1998, between Motorola, Inc. and Hugo International*

         10.14 Retainer Agreement dated as of March 16, 1999 between Hugo International Limited and Mark Lawrence Temple*

         10.15 Retainer Agreement dated as of March 16, 1999 between Hugo International Limited and Andrew Robert Temple*


         10.16 2001 Stock Incentive Plan



         10.17 Exchange Agreement dated as of July 1, 2001 by and among Hugo International Telecom, Inc., David W. Foden, Brian H.C. Gundry and John Carey


         21 Subsidiaries of the Company

         23.1 Consent of Pender Newkirk & Company

         27 Financial Data Schedule*
------------


* Previously filed


ITEM 28. UNDERTAKINGS.

         The undersigned Registrant undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and


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
                  (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant pledges to supplement the prospectus, after the expiration of the subscription period, to detail the results of the subscription offer, the transactions by the underwriter, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering of the securities. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

         (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of November, 2000.


                                   HUGO INTERNATIONAL TELECOM, INC.


                                   By  /s/  David W. Foden
                                       -----------------------------------------
                                       David W. Foden, Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints David W. Foden his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                    Title                               Date


/s/ David W. Foden      Director, Chief Executive Officer and   August 9, 2001
---------------------   Chairman (Principal Executive Officer)
David W. Foden



/s/ Michael Christmas   Director, Treasurer and Secretary       August 9, 2001
---------------------   (Principal Financial and Accounting
Michael Christmas       Officer)



/s/ Iain Bowles         Director                                August 9, 2001
---------------------
Iain Bowles



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